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EXHIBIT 10.1

    POWER MEASUREMENT LTD.

as Borrower

-  and  -

CANADIAN IMPERIAL BANK OF COMMERCE

as Agent

-  and  -

CANADIAN IMPERIAL BANK OF COMMERCE

and such other lenders as are signatories hereto

as Lenders

MULTI-OPTION CREDIT FACILITY
Cdn. $30,000,000

Dated as of March 12, 1999

BLAKE, CASSELS & GRAYDON

i

SCHEDULES
Schedule 1	Form of Grid Note
Schedule 2	Form of Borrowing Notice
Schedule 3	Form of Interest Rate Election
Schedule 4	Form of Drawing Notice
Schedule 5	Form of Issuance Notice
Schedule 6	Borrower's Certificate
Schedule 7	Pricing Adjustments
Schedule 8	Permitted Encumbrances
Schedule 9	Lands
Schedule 10	[Intentionally Blank]
Schedule 11	Material Contracts
Schedule 12	Corporate Structure
Schedule 13	Intellectual Property

EXHIBIT 10.1

MULTI-OPTION CREDIT FACILITY AGREEMENT

    Multi-Option Credit Facility Agreement dated as of March 12, 1999 among Power Measurement Ltd., a corporation organized and subsisting under the laws of British Columbia, as Borrower, CANADIAN IMPERIAL BANK OF COMMERCE and such other lenders as are from time to time signatories hereto, as Lenders and CANADIAN IMPERIAL BANK OF COMMERCE, as Agent.

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

    Section 1.1  Defined Terms.  As used in this Agreement, the following terms have the following meanings:

    "Acceptance Fee" means (subject to the provisions of Section 1.8 hereof):

  (a)
  in the case of a Drawing under the Operating Facility, 2.75% per annum of the Face Amount of a Drawing; and

  (b)
  in the case of a Drawing under the Term Facility, 2.75% per annum of the Face Amount of a Drawing.

    "Acceptance Purchase Price" means, in respect of Bankers' Acceptances or Drafts to be purchased by a Lender, the difference between (i) the result (rounded to the nearest whole cent, with one-half of one cent being rounded up) obtained by dividing the aggregate Face Amount of such Bankers' Acceptances or Drafts by the sum of one plus the product of (A) the Discount Rate multiplied by (B) a fraction the numerator of which is the term of maturity of such Bankers' Acceptances or Drafts and the denominator of which is 365; and (ii) the applicable Acceptance Fee.

    "Accommodation" means, save and except in respect of any conversion or renewal pursuant to the provisions of this Agreement, (i) an Advance made by a Lender on the occasion of any Borrowing or Overdraft; (ii) the creation of Bankers' Acceptances or the purchase of Bankers' Acceptances or completed Drafts by a Lender on the occasion of any Drawing; and (iii) the issuance of a Letter of Credit by a Lender on the occasion of any Issuance (and, where the context may require, the assumption by a Lender of the Borrower's obligations in respect of a Letter of Credit).

    "Advances" means advances made by a Lender hereunder, including advances made by way of overdraft as provided for in this Agreement, and "Advance" means any one of such advances.

    "Affiliate" means, when used with reference to a specified Person, a Person who is an affiliate or associate of such Person within the meaning of the Company Act (British Columbia), as amended from time to time.

    "Agent" means Canadian Imperial Bank of Commerce in its capacity as agent hereunder and its successors and assigns.

    "Agent's Counsel" means Blake, Cassels & Graydon or any other counsel appointed from time to time by the Agent.

    "Agreement" means this multi-option credit facility agreement as supplemented, amended or otherwise modified, amended, supplemented, extended, renewed or replaced from time to time by any agreement supplemental or ancillary hereto; and the expressions "Article" and "Section" followed by a number mean and refer to the specified Article or Section of this Agreement.

    "Approved Securities" means any of the following held with or through Canadian Imperial Bank of Commerce or Wood Gundy Inc.: (i) bonds or other evidences of indebtedness of or fully guaranteed by the government of Canada or the provinces of British Columbia, Alberta or Ontario, payable in Canadian Dollars or U.S. Dollars, and rated A (or the then equivalent grade) or higher by Dominion

Bond Rating Service Limited and having a maturity not in excess of one year from the date of purchase, and (ii) instruments of deposit or bankers' acceptances of or guaranteed or accepted by any of the Reference Lender, Bank of Montreal, Royal Bank of Canada, The Bank of Nova Scotia or The Toronto-Dominion Bank.

    "Assignee" means a Person who is a bank or other financial institution and accepts an assignment of, or a participation in, all or any part of a Lender's interest in the Credit Facilities in accordance with the provisions of this Agreement.

    "Authorization" means any permit, licence, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, authorization, franchise, privilege, grant, waiver, exemption and other concession or by-law, rule or regulation, whether or not having the force of Law, of, by or from any Official Body, all as amended, supplemented, modified, replaced or renewed from time to time.

    "Bankers' Acceptance" means a Canadian Dollar bankers' acceptance created by acceptance of a Draft in accordance with the provisions of this Agreement.

    "Bankers' Acceptance Equivalent Note" means a non-interest bearing promissory note (in such form as a Lender may reasonably specify) which note shall be given by the Borrower in exchange for Drafts purchased by a Lender who is not able to accept Drafts.

    "Bankruptcy Filing" means any filing, application, notice, proposal, statement of claim, initiating motion in respect of, or other action seeking to invoke, any legislation or regulations of any Official Body regulating bankruptcy, liquidation, winding-up, reorganization, adjustment or the relief or composition of debts.

    "Beneficiary" means, in respect of any Letter of Credit, the beneficiary specified therein.

    "Borrower" means Power Measurement Ltd., its successors and permitted assigns, whether or not any Accommodations are at the time outstanding hereunder.

    "Borrower's Certificate" means a certificate substantially in the form set out in Schedule 6 hereto or such other form as may be requested from time to time by the Agent or the Lenders.

    "Borrower's Counsel" means counsel appointed from time to time by the Borrower.

    "Borrowing" means a borrowing consisting of one or more Advances.

    "Borrowing Notice" means a notice of a request for an Advance substantially in the form set out in Schedule 2 hereto.

    "Business" means the business of design and manufacturing of advanced power meter hardware and software.

    "Business Day" means any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in Vancouver or Toronto and, where used in the context of (i) a LIBOR Advance, also a day on which banks are not required or authorized to close in New York City and dealings are carried on in the London interbank market, and (ii) a U.S. Base Rate Advance, also a day on which banks are not required or authorized to close in New York City.

    "Business Plan" means the annual business plan of the Borrower and its Material Subsidiaries taken as a group delivered as at the end of each Financial Year of the Borrower as approved by the directors of the Borrower with respect to the Business including, without limitation, financial information with respect to the financial performance of the Business in the form of an income statement, balance sheet and cash flow statement, a narrative report by a Senior Officer as to operations performance and the Capital Expenditure Plan (including a proposed maximum amount of Capital Expenditures for the ensuing Financial Year of the Borrower), together with a summary of assumptions with respect to the foregoing set forth in each case in comparative form to preceding Financial Years as reviewed annually by the Lenders and in form satisfactory to such Lenders or as may be amended from time to time with the consent of the Lenders.

    "CAD-BA-CDOR" means, as at any date, the average rate for Canadian Dollar bankers' acceptances for a one month period which appears on the Reuters Screen CDOR Page as of or about 10:00 a.m., Toronto time, on such date. If such average rate does not appear on the Reuters Screen CDOR Page, the rate for such date will be the bid rate of the Reference Lender for Canadian Dollar bankers' acceptances for a one month period in an amount representative of the Face Amount for settlement on such date.

    "Canadian Dollars" and "Cdn. $" each mean lawful money of Canada.

    "Canadian Imperial Bank of Commerce" means Canadian Imperial Bank of Commerce, its successors and assigns.

    "Capital Expenditure" means any expenditure in respect of an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in the Financial Statements of the Borrower or any Material Subsidiary as equipment, real property or improvements, fixed assets or a similar type of capitalized asset in accordance with Generally Accepted Accounting Principles.

    "Capital Expenditure Plan" means the annual plan in respect of Capital Expenditures for the Borrower and its Material Subsidiaries taken as a group for a Financial Year of the Borrower as included in the Business Plan. Each such plan shall be in comparative and consistent form to preceding Financial Years and Capital Expenditure Plans previously submitted to the Lenders and shall be comprised of (i) an itemized listing of Capital Expenditures made in the immediately preceding Financial Year and (ii) proposed Capital Expenditures for such Financial Year. This program shall be reviewed at least annually by the Lenders and such other consultants as the Lenders may elect, such review being satisfactory to the Lenders.

    "Cash Collateralization" means the cash collateralization of contingent reimbursement obligations with respect to Letters of Credit which are the subject of an outstanding Accommodation hereunder, by the deposit with the Agent for and on behalf of the Lender or Lenders issuing a Letter of Credit (thereafter to be held by the Agent for the benefit of such Lender or Lenders making such Accommodation by way of such Letter of Credit in a separate cash collateral account) of the Face Amount thereof together with interest and fees thereon in such amounts as the Agent for and on behalf of such Lender or Lenders may notify to the Borrower, whether or not at the time of such cash collateralization such Lender or Lenders has been called upon to make any payment in connection with such Letter of Credit.

    "Change of Control" means the occurrence of the following: GFI Energy Ventures LLC, Oaktree Capital Management and Rothschild Investment Trust Capital Partners, shall cease to beneficially own and control, directly or indirectly, ownership interests or Securities of the Borrower (i) to which are attached more than 70% of the votes that may be cast to elect directors or the managing body of the Borrower other than by way of security by or for the benefit of the Borrower, and (ii) where the votes attached to those Securities are sufficient, if exercised, to elect a majority of the directors or managing body of the Borrower.

    "Closing" means the closing of the transactions contemplated by this Agreement on the Closing Date.

    "Closing Date" means the date hereof or such other date as the Borrower, the Agent and the Lenders may agree.

    "Commitment" means, when used in relation to any particular Credit Facility, the commitment of the Lenders or a Lender in respect of such Credit Facility in the aggregate principal amount as set out in Section 2.1 and as adjusted from time to time in accordance herewith and, when used in relation to a particular Lender, such Lender's committed share of the Total Commitment or of a particular Credit Facility, as the case may be, as set out on the signature pages hereof next to such Lender's name or as provided in an assignment and assumption agreement entered into in accordance herewith, as same may be adjusted in accordance herewith from time to time.

    "Consent" means any permit, licence, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, authorization, franchise, privilege, grant, waiver, exemption and other concession or by-law, rule or regulation, whether or not having the force of Law, of, by or from any Person other than an Official Body.

    "Contingent Exposure" means the risk exposure which the Operating Lender has booked in its internal records as its potential risk in respect of a Derivative Instrument entered into pursuant hereto provided that, if such exposure cannot be ascertained from the Operating Lender, such exposure shall be determined by the Agent applying its standard banking criteria for similar type transactions.

    "Controlled" means, when used with reference to a specified Person, a Person having either directly or through one or more Persons control, in accordance with this definition, of ownership interests or Securities in such specified Person (whether or not such Person is the registered holder of such ownership interests or Securities) (i) to which are attached more than 70% of the votes that may be cast to elect directors or the managing body of such specified Person other than by way of security by or for the benefit of such Person, and (ii) where the votes attached to those ownership interests or Securities are sufficient, if exercised, to elect a majority of the directors or managing body of such Person; and "Control" has a related meaning.

    "Counterparty" means any party to a Material Contract other than the Borrower.

    "Credit Facilities" means the Operating Facility and the Term Facility, and "Credit Facility" means any of them.

    "Credit Facility Documents" means this Agreement, any Grid Note, the Drafts, the Bankers' Acceptances, the Bankers' Acceptance Equivalent Notes, the Letters of Credit, the Security Documents, the Information Documents and all other documents to be executed and delivered to the Agent for and on behalf of the Lenders, the Lenders or the Agent or by the Borrower or a Material Subsidiary hereunder or thereunder.

    "Current Assets" means the aggregate of all current assets of the Borrower and its Subsidiaries determined on a consolidated basis and which would be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries. all as calculated in accordance with Generally Accepted Accounting Principles.

    "Current Liabilities" means the aggregate of all current liabilities of the Borrower and its Subsidiaries which would be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with Generally Accepted Accounting Principles, less the current portion of all long term liabilities of the Borrower to the Lenders, all as calculated in accordance with Generally Accepted Accounting Principles.

    "Debt" of any Person means (i) all indebtedness of such Person for and in respect of borrowed money, including obligations with respect to bankers' acceptances, letters of credit, letters of guarantee and LIBOR advances and advances with respect to which Prime Rate is applicable; (ii) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other evidence of indebtedness or other security; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person

(even though the rights and remedies of the seller or lender under such agreement in the event of default arc limited to repossession or sale of such property); (iv) all obligations under leases which, in accordance with Generally Accepted Accounting Principles (or accounting principles generally accepted in the jurisdiction of incorporation or organization of such Person), are recorded as capital leases, in respect of which such Person is liable as lessee; (v) the aggregate amount at which any shares in the capital of such Person which are redeemable or retractable at the option of the holder thereof may be retracted or redeemed; and (vi) all Debt Guaranteed by such Person.

    "Debt Guaranteed" by any Person means the maximum amount which may be outstanding at any time of all Debt of the kinds referred to in (i) through (v) of the definition of Debt which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) with the creditor to purchase or otherwise acquire or assume, or in respect of which such Person has otherwise assured a creditor against loss by means of an indemnity, security or bond.

    "Debt Service" means, for any period, an amount equal to all scheduled minimum mandatory principal repayments on the Term Facility paid or payable during such period.

    "Default" means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

    "Derivative Instruments" means the agreements entered into from time to time by the Borrower with the Operating Lender to control, fix or regulate currency exchange of commodity price fluctuations, or the rate(s) of interest payable on borrowing, including any rate swap transaction, basis swap, forward rate transaction, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions and any combination of these transactions).

    "Discount Rate" means, in respect of any Bankers' Acceptances issued or Drafts to be purchased by the Lenders pursuant to the provisions of this Agreement, the discount rate (calculated on an annual basis and rounded to the nearest one-hundredth of 1%, with five-thousandths of 1% being rounded up) quoted by the Reference Lender at 10:00 a.m. (Toronto time) as the discount rate at which the Reference Lender would purchase, on the relevant Drawing Date, its own bankers' acceptances having an aggregate Face Amount equal to and with a term to maturity the same as the Bankers' Acceptances or Drafts to be acquired by the Lenders on such Drawing Date; provided that in the case of a Lender which is not listed on Schedule I of the Bank Act (Canada), such discount rate is the discount rate which is the lesser of (A) that rate determined by such Lender as the discount rate at which such Lender would purchase its rateable portion of Bankers' Acceptances, and (B) that rate at which Bankers' Acceptances of the Reference Lender which are a part of such drawing have been sold plus 0.10% per annum. In the event that the Reference Lender is no longer a Lender hereunder, the Reference Lender rates referred to above shall be replaced for the purposes of this definition by the rate which is the average rate for Canadian Dollar bankers' acceptances for the applicable term which appears on the Reuters Screen CDOR Page as of or about 10:00 a.m., Toronto time, on such date for all institutions listed on Schedule I of the Bank Act (Canada) for which such rate is published.

    "Draft" means, at any time, a blank bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by the Borrower on a Lender and bearing such distinguishing letters and numbers as such Lender may determine, but which at such time, except as otherwise provided herein, has not been completed or accepted by such Lender.

    "Drawing" means (i) the creation and purchase of Bankers' Acceptances by a Lender in accordance with the provisions of this Agreement; or (ii) the completion of Drafts by a Lender and the purchase of such Drafts in accordance with the provisions of this Agreement.

    "Drawing Date" means any Business Day fixed in accordance with the provisions of this Agreement for a Drawing.

    "Drawing Notice" means a notice of request for a Bankers' Acceptance or purchase of Drafts substantially in the form set out in Schedule 4 hereto.

    "EBIT" means, for any period, Net Income of the Borrower reflected on the consolidated income statement of the Borrower and its Subsidiaries for such period before deduction for interest and Taxes, less extraordinary gains and plus extraordinary losses, all as calculated in accordance with Generally Accepted Accounting Principles.

    "EBITDA" means, for any period, EBIT for such period plus depreciation and amortization, (including the component in cost of goods sold as shown in the Financial Statements of the Borrower and its Subsidiaries) plus or minus, as the case may be, all non-cash gains or losses included in the calculation of EBIT during such period, all as calculated in accordance with Generally Accepted Accounting Principles.

    "Eligible Accounts Receivable" means all accounts receivable shown on the books and records of the Business which have been invoiced in respect of the Business and constitute valid, binding and enforceable obligations on the obligor subject to the Lien of the Security, excluding all such accounts receivable which are (i) receivable from Affiliates (ii) aged 90 days or more or otherwise likely to be uncollectible (including without limitation all accounts receivable from any one debtor if any one such account of such debtor is aged 90 days or more), and (iii) due and payable by United States debtors located in Vermont and the Virgin Islands.

    "Eligible Inventory Value" means, at any time, the value of Inventory valued on an average costs basis in accordance with Generally Accepted Accounting Principles at the lower of the Borrower's cost thereof or the net realizable value thereof: provided that none of the following categories of Inventory shall be taken into account in determining Eligible Inventory Value:

  (a)
  any Inventory which is not subject to the Lien of the Security ranking in priority to all other Liens except Permitted Encumbrances;

  (b)
  any Inventory which is subject to a Purchase Money Mortgage in favour of the vendor thereof; or

  (c)
  any Inventory which the Majority Lenders believe, in their absolute and sole discretion, may not have material value to the Lenders if the Lenders were required to realize thereon pursuant to the Security.

    "Environment" means all components of the earth, including, without limitation, all layers of the atmosphere, air, land (including, without limitation, all underground spaces and cavities and all lands submerged under water or wetland), soil, water (including, without limitation, any body of water and surface and underground water), organic and inorganic matter and living organisms, and the interacting natural systems that include the components referred to in this definition.

    "Environmental Laws" means all applicable Laws, Authorizations and guidelines, policies, codes of practice or requirements of any Official Body (whether or not having the force of Law (including, without limitation, (i) consent decrees as to which the Borrower or any Material Subsidiary is party or otherwise to the Borrower's knowledge subject and (ii) administrative orders which may affect the Borrower or any Material Subsidiary and of which the Borrower or such Material Subsidiary has received notice)) relating to public health and safety, protection and enhancement of the Environment, Release of Contaminants, product liability, transportation and handling of dangerous goods and occupational health and safety, including, without limitation, the Environment Management Act (British Columbia), Environment and Land Use Act (British Columbia), Waste Management Act (British Columbia), Transport of Dangerous Goods Act (Canada), Environmental Protection Act (Canada), Water

Act (British Columbia) and the Contaminated Sites Criteria and the respective regulations thereunder, as amended from time to time.

    "Environmental Liabilities" means:

  (a)
  any order from an Official Body (whether or not having the force of Law) issued against the Borrower or any Material Subsidiary compelling or restraining any action, or requiring the payment of monies, under any Environmental Law; or

  (b)
  any other liability of any nature whatsoever arising directly or indirectly from the discovery of any Hazardous Material upon, or from the event of any Release of Contaminant into the Environment from, land or property owned or controlled by the Borrower or any Material Subsidiary.

    "Equivalent Amount" means, on any date, the amount of U.S. Dollars or other currency into which an amount of Canadian Dollars may be converted or the amount of Canadian Dollars into which an amount of U.S. Dollars or other currency may be converted at the Bank of Canada noon spot rate in Toronto as at approximately 12:00 noon, Toronto time, on such date.

    "Event of Bankruptcy" means, in respect of any Person, that such Person shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its Debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or for the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, including without limitation any such proceeding under the Companies' Creditors Arrangement Act (Canada) and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of 10 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against such Person or for the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property) shall occur; or such Person shall take any action to authorize any of the actions set forth above.

    "Event of Default" has the meaning ascribed to it in Section 10.1.

    "excess" has the meaning ascribed to it in Section 1.6.

    "Excess Cash Flow" means, for any period (i) the Net Income for such period (ii) plus depreciation and amortization, (iii) plus or minus non-cash items, as the case may be, (iv) plus or minus change in deferred Taxes, as the case may be, (v) plus or minus changes in the difference between Current Assets and Current Liabilities, as the case may be, (vi) minus Debt Service, (vii) minus prepayments in respect of the Term Facility only pursuant to Section 3.9, (viii) minus Capital Expenditures approved by the Lenders for such period, all as calculated in accordance with Generally Accepted Accounting Principles.

    "Face Amount" means, in respect of:

  (a)
  a Draft, a Bankers' Acceptance or a Bankers' Acceptance Equivalent Note, as the case may be, the amount payable to the holder thereof on its maturity;

  (b)
  a Letter of Credit, the maximum amount payable to the Beneficiary.

    "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Reference Lender on such day on such transactions as determined by the Reference Lender.

    "Financial Quarter" means, in relation to the Borrower or any Material Subsidiary, a period of three consecutive months in each Financial Year of the Borrower or such Material Subsidiary ending on March 31, June 30, September 30 and December 31, as the case may be, of such Financial Year.

    "Financial Statements" means, in respect of the Borrower or any Material Subsidiary, as at any particular time, financial statements prepared in accordance with Generally Accepted Accounting Principles including, without limitation, a consolidated balance sheet, statement of earnings and statement of changes in financial position and all schedules attached thereto.

    "Financial Year" means, in relation to the Borrower or any Material Subsidiary, a financial year of the Borrower or such Material Subsidiary commencing on January 1 of each calendar year and ending on December 31 of the same calendar year.

    "Financing Lease" means, at any time, any lease of property, real or personal, moveable or immovable (whether or not such lease is intended as security), in respect of which the present value of the minimum rental commitment would, in accordance with Generally Accepted Accounting Principles, be capitalized on a balance sheet of a lessee.

    "Fixed Charges" means the sum of (i) interest due or accruing due and payable by the Borrower or its Subsidiaries hereunder excluding any accrued interest on shareholder debt, (ii) scheduled principal payments on all Debt of the Borrower or its Subsidiaries, (iii) Capital Expenditures incurred by the Borrower or its Subsidiaries and (iv) all Taxes due or accruing due and payable excluding deferred Taxes.

    "Funded Debt" means all senior and outstanding Debt of the Borrower under the Operating Facility and the Term Facility.

    "Generally Accepted Accounting Principles" means, at any time, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants at such time, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries previously delivered to the Agent and the Lenders (except for changes approved by the Borrower's independent auditors; provided that if there shall occur a change in generally accepted accounting principles that affects any of the covenants contained in Section 9.1(s) hereof such covenants shall be adjusted to account for such change (such adjustment to be based on accounting advice from a third party (which will be a nationally recognized accounting firm) chosen by the Agent and the Lenders in circumstances where the Agent and the Lenders deem it necessary or desirable) such that each such covenant has the same meaning and effect as it had prior to such change.

    "Grid Note" means any promissory note or promissory notes of the Borrower payable to the order of the Agent for and on behalf of the Lenders or a Lender under a Credit Facility in substantially the form set out in Schedule 1 hereto evidencing the indebtedness of the Borrower to the Lenders resulting from all Advances made under the Credit Facility to which such note relates.

    "Hazardous Materials" means any hazardous or toxic materials, pollutants, contaminants, waste or special waste including, without limitation, any substance declared to be hazardous or toxic under any Law by any Official Body having jurisdiction over the Borrower or any Material Subsidiary or their properties.

    "Holdings" means Power Measurement Holdings, Inc., a corporation organized under the laws of the State of Delaware.

    "Income Tax Act" means An Act Respecting Income Taxes, S.C. 1970-71-72, c. 63, and the Regulations to the Income Tax Act C.R.C. c. 945, as amended from time to time.

    "Information Documents" means, collectively, at any time and in any form, information provided by the Borrower or its Material Subsidiaries to the Agent or the Lenders in writing with respect to the Business, including, without limitation, certificates, the Financial Statements of the Borrower and its Material Subsidiaries, the Business Plan and materials reasonably requested by the Agent for and on behalf of the Lenders or any of them for the purpose, inter alia, of providing such information to prospective Assignees, all as from time to time amended, supplemented or replaced.

    "Insurance" means key-man life insurance on Brad Forth in the amount of Cdn. $5,000,000, business interruption, fire and all hazards and third party liability insurance (including, without limitation, insurance for loss of Inventory) and other insurance of the Borrower and its Material Subsidiaries in respect of the Business in such amounts and in respect of such perils as is adequate according to prudent industry standards for businesses similar to the Business and such other insurance as may be required by the Lenders (acting reasonably) from time to time.

    "Intellectual Property" means all intellectual property owned by the Borrower or any Material Subsidiary or in which the Borrower or any Material Subsidiary has rights, including, without limitation, all Trademarks, copyrights, copyright applications and registrations, waivers of moral rights, patents, patent applications, industrial design applications and registrations, inventions, recipes, formulae, technology, know-how, trade secrets, technical processes or rights therein or related thereto and all licenses or other Consents related thereto, including, without limitation, the intellectual property in, or set out in Schedule 13 and any schedule to the Security Documents and all goodwill associated with any of the foregoing and (i) all Trade Marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, design marks, certification marks, distinguishing guises and other source or business identifiers, and the goodwill associated therewith, (ii) all registrations and recordings thereof, and all applications in connection therewith, (iii) all extensions, renewals and continuations thereof, and (iv) all rights to sue for past, present or fixture infringements of, dilution or depreciation of value to, passing off of or injury to, or loss of distinctiveness of, any thereof.

    "Interest Expense" means, for any period, total interest expense (including the computed interest component for any element of Debt such as that attributable to capital leases and deferred revenue in accordance with Generally Accepted Accounting Principles) of the Borrower that would be reflected on a consolidated basis with respect to all outstanding Debt of the Borrower, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing but excluding any amortization of deferred financing costs, all as determined on a consolidated basis for the Borrower in accordance with General Accepted Accounting Principles.

    "Interest Period" means, for each LIBOR Advance, a period commencing (i) in the case of the initial Interest Period for such Advance, on the date of such Advance; and (ii) in the case of any subsequent Interest Period for such Advance, on the day following the last day of the immediately preceding Interest Period applicable thereto and ending, in either case, on the last day of such period as shall be selected by the Borrower pursuant to the provisions below. If an Advance is outstanding as a Prime Rate Advance or a U.S. Base Rate Advance at any time and is changed to a LIBOR Advance pursuant to the provisions of this Agreement at any time thereafter, the initial Interest Period for such Advance after such change shall commence on the date of such change. The duration of each Interest Period shall be one, two, three or six months as the Borrower may select in the applicable Borrowing Notice or Interest Rate Election, or such other period to which the Lenders may agree. No Interest

Period may be selected which would end on a day after the Maturity Date of the Credit Facility under which an Advance is requested or would, in the opinion of the Lenders, conflict with anticipated repayments provided for in this Agreement. Whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

    "Interest Rate Election" means an election by the Borrower in respect of the interest rate applicable to an Advance substantially in the form set out in Schedule 3 hereto.

    "Inventory" means all inventories of the Borrower whatsoever including, without limitation, finished goods, work in progress, hardware, software and other raw materials, products, stores, supplies, spare parts and other maintenance items and all other materials and supplies (i) located at, on or about the Lands, any real property subject to a Lease or any portion thereof, or (ii) to be used or consumed in connection with the manufacture, packing, shipping, and selling or furnishing of products or goods in the Business.

    "Investor Debt" means the Debt of the Borrower to the Investors pursuant to the Notes.

    "Investors" means, collectively, RIT Capital Partners, an investment company registered under the Companies Act, 1985 (England), Tinicum Investors, a limited partnership registered under the laws of the State of Delaware, Regency Trust, a trust resident in Barbados, GFI-PML Partners, L.P., a limited partnership registered under the laws of the State of California and OCM Principal Opportunities Fund L.P., a limited partnership registered under the laws of the State of Delaware.

    "Issuance" means an issuance of a Letter of Credit by a Lender pursuant to Article 5.

    "Issuance Date" means the date on which an Issuance is made.

    "Issuance Notice" means a notice for a request for a Letter of Credit substantially in the form set out in Schedule 5 hereto.

    "Judgment Currency" means the currency in which a court of competent jurisdiction may render judgment in connection with any litigation relating to the repayment of Outstandings under this Agreement.

    "Lands" means all real property or interests in real property (including, without limitation, any, leasehold estates pursuant to a Lease) presently owned or hereafter acquired by or on behalf of the Borrower or any of its Material Subsidiaries, together with the buildings and improvements situate thereon or fixtures forming a part thereof and all attendant easements, rights-of-way, licences, leases, leasehold estates and other interests, including, without limitation, the property described in Schedule 8 hereto.

    "Law" means any law (including common law and equity), constitution, statute, order, treaty, regulation, rule, ordinance, order, injunction, writ, judgment, determination, decree or award of any Official Body.

    "Leases" means any and all leases, agreements to lease, offers to lease, licences, rights of use or occupancy and tenancies whatsoever in respect of or entered into by the Borrower or any Material Subsidiary (whether as tenant or landlord, lessor or lessee) in connection with the Lands or the Business or any portion thereof, together in each case with any amendments, modifications, supplements, extensions, renewals or replacements thereof, and "Lease" means any one of them.

    "Lenders" means, collectively, Canadian Imperial Bank of Commerce in its capacity as a lender hereunder and such other lenders as may from time to time become signatories to this Agreement or enter into an assignment and assumption agreement in accordance with the provisions of this Agreement and each having, upon becoming a signatory hereto or upon entering into such assignment and assumption agreement, the Commitment set out opposite its name on the signature pages to this Agreement or as set out in such assignment and assumption agreement (including, without limitation, the Operating Lender and a Term Lender), and their respective successors and assigns, and "Lender" means any one of them and its successors and assigns.

    "Lenders' Account" means such account or accounts maintained by the Agent for and on behalf of or in the name of the Lenders or a Lender at a branch or branches of the Agent as the Agent, from time to time, notifies to the Lenders and the Borrower, including, without limitation, the Operating Lender's Account.

    "Letter of Credit" means a standby or documentary letter of credit, letter of guarantee or similar instrument issued by a Lender for the account of the Borrower in accordance with the provisions of this Agreement.

    "Letter of Credit Fee" means, 1.5% per annum of the face amount thereof, payable in advance for the period issued.

    "LIBOR" means, for each Interest Period for each LIBOR Advance, the rate of interest per annum (as determined by the Reference Lender, and rounded upwards, if necessary, to the nearest whole multiple of 1/16 of 1%) at which U.S. Dollar deposits are offered by prime banks to the Reference Lender in the Eurodollar interbank market at or about 11:00 a.m. (London time) on the second Business Day prior to the first day of such Interest Period in an amount equal to or nearest to the principal amount of such LIBOR Advance and for the same period as such Interest Period.

    "LIBOR Advance" means a U.S. Dollar Advance in respect of which the Borrower elects LIBOR as the applicable rate of interest for such Advance.

    "Lien" means any mortgage, pledge, lien, hypothecation, security interest or other encumbrance or charge (whether fixed, floating or otherwise) or title retention, any right of set-off (arising otherwise than by operation of Law) and any deposit of monies under any agreement or arrangement whereby such monies may be withdrawn only upon fulfilment of any condition as to the discharge of any other indebtedness or other obligation to any creditor, or any right of or arrangement of any kind with any creditor to have its claims satisfied prior to other creditors with or from the proceeds of any properties, assets or revenues of any kind now owned or later acquired,

    "Majority Lenders" means, at any time, the Lenders having in the aggregate at least 66 2/3% of the Total Commitment notwithstanding the amount of the Outstandings in respect of any Credit Facility or the Total Outstandings at such time.

    "Material Adverse Effect" means (i) a material adverse effect on the property or assets of the Borrower, its Material Subsidiaries or the Business, taken as a whole, (ii) a material adverse effect on the condition or prospects, financial or otherwise, of the Business, the Borrower and its Material Subsidiaries taken as a whole, (iii) a material adverse effect on the ability of the Borrower to perform or comply with this Agreement or to pay or perform the Obligations or pay or perform any of its other obligations under the Credit Facility Documents, or (iv) a material adverse effect on the priority, effectiveness or enforceability of the Security.

    "Material Contracts" means the agreements described in Schedule 11 hereto as such Schedule may be amended from time to time together in each case with any amendments, supplements, modifications, extensions, renewals or replacements thereof, and "Material Contract" means any one of them.

    "Material Subsidiary" means, at any time and from time to time, any Subsidiary of the Borrower which is Controlled by the Borrower and whose business includes any portion of the Business or whose assets include any asset the use of which is material to Business and their respective successors and permitted assigns.

    "Maturity Date" means, (i) with respect to the Operating Facility, the earlier of the date which is 5 years after the Closing Date and the date upon which a declaration is made pursuant to Section 10.1 (the "Operating Facility Maturity Date") and (ii) with respect to the Term Facility, the earlier of the date which is 5 years after the Closing Date and the date upon which a declaration is made pursuant to Section 10.1 (the "Term Facility Maturity Date").

    "Net Income" means, for any period, all income (after Taxes) of the Borrower and its Subsidiaries which would be reflected on a consolidated income statement or statement of earnings of the Borrower and its Subsidiaries for such period in accordance with Generally Accepted Accounting Principles.

    "Non-Resident of Canada" has the meaning assigned to the expression "non-resident" in the Income Tax Act.

    "Notes" means the promissory notes in the aggregate principal amount of Cdn. $26,217,264 issued on May 11, 1998 and held by the Investors evidencing the Investor Debt which after Closing shall not be less than $7.2 million pursuant to advances being made under the Term Facility at Closing.

    "Notice" means a Borrowing Notice, a Drawing Notice, an Issuance Notice or an Interest Rate Election.

    "Obligations" means all obligations, liabilities and indebtedness of the Borrower to the Agent, the Lenders or a Lender with respect to the principal (including, without limitation, the Face Amount in respect of any Bankers' Acceptances, Drafts or Bankers' Acceptance Equivalent Notes or Letters of Credit) of and interest on the Accommodations and the payment or performance of all other obligations, liabilities and indebtedness of the Borrower to the Agent, the Lenders or a Lender hereunder or arising under or pursuant to any one or more of the other Credit Facility Documents or with respect to the Accommodations, including, without limitation, all fees, costs, expenses and indemnity obligations hereunder or thereunder.

    "Official Body" means any government or political subdivision or any agency, authority, bureau, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal, grand jury or arbitrator, whether foreign or domestic.

    "Operating Facility" means the revolving term credit facility in the principal amount of up to Cdn. $5,000,000 (as adjusted from time to time hereunder) to be made available by the Operating Lender hereunder to the Borrower for the purpose of financing working capital and general corporate requirements of the Borrower.

    "Operating Lender" means the Lender or Lenders having the Commitment in respect of the Operating Facility.

    "Operating Lender's Account" means such account or accounts maintained by the Operating Lender or the Agent for and on behalf of the Operating Lender at a branch or branches of the Agent as the Operating Lender, or the Agent, as the case may be, from time to time, notifies to the Lenders and the Borrower.

    "Original Currency" means the currency in respect of which any Outstandings are owed by the Borrower to the Agent for and on behalf of the Lenders, the Lenders or a Lender in accordance with the provisions of this Agreement.

    "Outstandings" means, in respect of a particular Credit Facility, and "Total Outstandings" means, in respect of all Credit Facilities, on any day, an amount, calculated and expressed in Canadian Dollars or U.S. Dollars equal to:

  (a)
  the aggregate principal amount of all Advances (whether made by way of Overdraft or otherwise) made by a Lender under the relevant Credit Facility or under the Credit Facilities, as the case may be;

  (b)
  the aggregate Face Amount of all Bankers' Acceptances which a Lender has accepted or which a Lender has purchased pursuant hereto and of all completed Drafts and Bankers'

    Acceptance Equivalent Notes which a Lender has created, purchased or issued pursuant hereto, as the case may be;

  (c)
  the aggregate Face Amount of all Letters of Credit issued by a Lender hereunder which have not been repaid, whether or not payment is then due; and

  (d)
  the aggregate Contingent Exposure determined by the Agent or the Operating Lender in respect of the Derivative Instruments.

    "Overdraft" means the amount of Canadian Dollars or U.S. Dollars advanced by a Lender to the Borrower by way of a Prime Rate Advance or U.S. Dollar Advance under a Credit Facility providing for overdrafts in order to meet the amount of any Canadian Dollar or U.S. Dollar debits to the relevant Payment Account.

    "Payment Account" means the Canadian Dollar and U.S. Dollar accounts in the name of the Borrower for the receipt and payment of Accommodations hereunder and maintained by the Agent for and on behalf of the Lenders or a Lender at a branch or branches of the Agent, as notified by the Agent to the Borrower.

    "Permitted Encumbrances" means, in respect of the Borrower or any Material Subsidiary at any time, any one or more of the encumbrances set out in Schedule 8; provided that in no event shall such encumbrances include or comprise an assignment or transfer as security or otherwise of any Intellectual Property.

    "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a foreign state or political subdivision thereof or any agency of such state or subdivision.

    "Prime Rate" means, at any time, the rate per annum quoted, published and commonly known as the Prime Rate of the Reference Lender for commercial loans made in Canada in Canadian Dollars. With each quoted or published change in the Prime Rate of the Reference Lender there shall be a corresponding change in the rate of interest payable under this Agreement, all without necessity of any prior notice thereof to the Borrower or any other Person. In no event shall the Prime Rate be a rate less than the rate quoted or published for the Reference Lender as at the date of such determination as the CAD-BA-CDOR rate at or about 10:00 a.m. (Toronto time) plus 100 basis points as at such date,

    "Prime Rate Advance" means an Advance in Canadian Dollars in respect of which the Borrower elects Prime Rate as the applicable rate of interest for such Advance.

    "Purchase Money Mortgages" means any Lien given, whether or not to the transferor, assumed or arising by operation of Law after the date hereof to provide or secure or to provide the obligor with funds to pay the whole or any part of the consideration for the acquisition of property where the principal amount of such Lien is not in excess of the cost to the obligor of the property encumbered thereby and is secured only by the property being acquired by the obligor and includes the renewal, extension or refinancing of any such Lien and of the indebtedness represented thereby upon the same property provided that the indebtedness secured thereby and the security therefor are not increased thereby.

    "Reference Lender" means Canadian Imperial Bank of Commerce.

    "Release of Contaminant" means the existence, presence (on or under), use, generation, storage, transport (on or under a surface), deposit, escape, seepage, leakage, spillage, discharge, disposal, emission or release of a Hazardous Material.

    "Remedial Works" means, with respect to all or any part of the Lands (including without limitation any such Lands which are subject to a Lease), all necessary steps, acts or works required to be performed or attended to, from time to time, with respect to the Hazardous Materials as are necessary to render the Lands and any part thereof, in full and complete compliance with Environmental Laws and to ensure that the Lands and any part thereof, remain in full and complete compliance with Environmental Laws.

    "Securities" means all certificated and uncertificated securities of the Borrower (including shares, stocks, warrants, bonds, debentures and debenture stock and opinions, warrants and other rights to acquire any of such) and instruments (including cheques, bills, notes, agreements for payment of money and promises to pay money).

    "Security" means the security given to (i) the Agent for and on behalf of the Lenders, (ii) the Lenders, or (iii) a Lender, at any time and from time to time to secure the Obligations, including, without limitation, the security referred to in Section 8.1 hereof.

    "Security Documents" means the documents referred to in Section 8.1 and the agreements, instruments and documents delivered from time to time to (i) the Agent for and on behalf of the Lenders, (ii) the Lenders, or (iii) a Lender, by the Borrower, a Material Subsidiary and other Persons, for the purpose of establishing, perfecting, preserving and protecting the Security.

    "Senior Officer" means, in respect of a certificate to be delivered pursuant to the express provisions of this Agreement, the Chairman of the Board, the President or Chief Executive Officer or the Chief Financial Officer of the Borrower or any Material Subsidiary and, for any other purpose, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the Secretary, any Vice-President, the Treasurer or Comptroller or such other officer of a Person as the Agent may agree.

    "Shareholder Equity" means, at any time, the aggregate of the following amounts on a consolidated balance sheet of the Borrower and its Subsidiaries as at such time prepared in accordance with Generally Accepted Accounting Principles: (i) paid-up capital including, without limitation, any account of contributed surplus; and (ii) retained earnings or deficit.

    "Subordinated Debt" means, in respect of the Borrower or a Material Subsidiary, Investor Debt and Debt of the Borrower or a Material Subsidiary the repayment of which is subordinated and postponed, on terms satisfactory to the Lenders, to Debt of such party owed to the Lenders hereunder or under the other Credit Facility Documents.

    "Subsidiary" means, at any time, as to any Person, any corporation, partnership or other Person (other than an individual) of which Securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time directly or indirectly owned by such Person.

    "Taxes" means any and all present or future taxes (including, without limitation, all stamp, documentary, excise or property taxes), levies, imposts, deductions, charges or withholdings (including, without limitation, all withholdings or remittances required to be made on account of and for employees' income tax, Canada Pension Plan and employment insurance) and liabilities with respect thereto.

    "Term Facility" means the non-revolving reducing term credit facility in the principal amount of up to Cdn. $25,000,000 to be made available by the Term Lenders hereunder to the Borrower for the purpose of providing term financing to the Borrower by way of (i) the partial repayment of the Investor Debt in the principal amount of Cdn. $19,000,000 and Cdn. $780,496.03 interest on such principal, and (ii) the repayment of existing Debt owed to the Royal Bank of Canada in the principal amount of Cdn. $5,219,503.97.

    "Term Lenders" means the Lender or Lenders having the Commitment in respect of the Term Facility.

    "Total Commitment" means the total commitment of all the Lenders under and in respect of the Credit Facilities as set out on the signature pages hereto, in the principal amount of Cdn. $30,000,000 as such amounts may be adjusted from time to time pursuant to the provisions of this Agreement.

    "Trademarks" means (i) all trade marks, trade names, corporate names. company names, business names, fictitious business names, trade styles, service marks, logos, design marks, certification marks, distinguishing guises and other source or business identifiers, and the goodwill associated therewith, (ii) all registrations and recordings thereof, and all applications in connection therewith, (iii) all extensions, renewals and continuations thereof, and (iv) all rights to sue for past, present or future infringements of, dilution or depreciation of value to, passing off of or injury to, or loss of distinctiveness of, any thereof.

    "U.S. Base Rate" means, at any time, the rate per annum quoted, published, and commonly known as the U.S. Base Rate of the Reference Lender for commercial loans made by it in Canada in U.S. Dollars. With each quoted or published change in the U.S. Base Rate of the Reference Lender there shall be a corresponding change in the rate of interest payable under this Agreement, all without necessity of any prior notice thereof to the Borrower or any other Person; provided that in no event shall U.S. Base Rate be less than the Federal Funds Rate in effect on such date plus 100 basis points per annum.

    "U.S. Base Rate Advance" means a U.S. Dollar Advance in respect of which the Borrower elects U.S. Base Rate as the applicable rate of interest for such Advance.

    "U.S. Dollar Advance" means an Advance denominated in U.S. Dollars and designated as either a LIBOR Advance or a U.S. Base Rate Advance.

    "U.S. Dollars" and "U.S. $" each mean lawful money of the United States of America.

    "Year 2000 Challenge" means the inability of computers as well as embedded microchips in non-computing devices, to perform properly date-sensitive functions involving certain dates prior to and after December 31, 1999.

    Section 1.2  Computation of Time Periods.  (1) In this Agreement, in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

    (2) Where, in this Agreement, a Notice or any other notice must be given a number of days prior to a specified action, the day on which such notice is given shall be included and the day of the specified action shall be excluded.

    Section 1.3  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles.

    Section 1.4  Incorporation of Schedules.  Schedules 1 to 13 hereto shall, for all purposes hereof, form an integral part of this Agreement.

    Section 1.5  Singular, Plural, etc.  As used herein, each gender shall include all genders, and the singular shall include the plural and the plural shall include the singular as the context shall require.

    Section 1.6  Commitment Excess.  At no time shall (i) the Outstandings under a Credit Facility exceed the Commitment in respect of such Credit Facility at such time, or (ii) the Total Outstandings exceed the Total Commitment at such time. If, on any day, the Agent for and on behalf of the Lenders determines that the Outstandings under a particular Credit Facility or the Total Outstandings under the Credit Facilities exceeds, respectively, the Commitment for that particular Credit Facility or the Total Commitment (the "excess") and notwithstanding that such occurrence is not permitted hereunder or that it is a result of currency fluctuations in respect of Outstandings or Total Outstandings hereunder, the Borrower shall forthwith pay to the Agent for and on behalf of the Lenders on that day the excess in the currency of the excess, together with accrued and unpaid interest thereon in like currency at the applicable rate to the date of payment and shall irrevocably authorize and direct the Agent to apply such payment as a prepayment for and on behalf of the Lenders, without bonus or penalty, of the Accommodations as they mature.

    Section 1.7  Application of Payments.  The Borrower agrees that all amounts received by the Agent for and on behalf of the Lenders from or on behalf of the Borrower and not previously applied pursuant to this Agreement shall be applied as follows:

  (a)
  first, to fulfil the Borrower's obligation to pay accrued and unpaid interest on the principal amount of Accommodations provided that such amounts shall be applied as the Majority Lenders see fit;

  (b)
  second, to fulfil the Borrower's obligation to pay any fees referred to in this Agreement or otherwise which are due and owing to the Lenders or the Agent, and any accrued and unpaid costs and expenses referred to in Section 12.5 and Section 12.8 hereof;

  (c)
  third, to fulfil the Borrower's obligation to pay any amounts due and owing on account of the unpaid principal amount of Accommodations;

  (d)
  fourth, to fulfil any other obligation of the Borrower under this Agreement; and

  (e)
  fifth, to the Borrower or as the Borrower or any court of competent jurisdiction may otherwise direct.

    Section 1.8  Pricing Reductions and Increases.  Subject to the next following sentences, the Lenders agree that all pricing in respect of Accommodations pursuant to Article 3 or 4 hereof (and excluding Accommodations by way of Letters of Credit pursuant to Article 5 hereof) shall be adjusted for each Financial Quarter of the Borrower (for the duration only of such Financial Quarter) in accordance with the provisions of Schedule 7.

    Section 1.9  Accommodations Generally.  (1) Each Accommodation from a Lender to be made under a Credit Facility offered hereunder by more than one Lender shall be made by deposit by each Lender of such Accommodation with the Agent in accordance with the provisions hereof and the Agent shall upon receipt of all such rateable shares of a requested Accommodation, remit such Accommodation to the Borrower. Each such drawdown by the Borrower shall consist of Accommodations made by the Lenders having a Commitment under the Credit Facility in respect of which the Accommodation is requested to the Borrower on the same day rateably according to their respective Commitments.

    (2) Unless the Agent shall have received notice from a Lender prior to the date of any Accommodation under a Credit Facility (which notice shall be given by the Agent to each of the other Lenders required to make an Accommodation) that such Lender will not make available to the Borrower such Lender's rateable portion of the requested Accommodation, the Agent and the other Lenders under such Credit Facility may assume that each Lender required to make an Accommodation has made or will make its portion available to the Agent for the account of the Borrower on the date of such Accommodation in accordance with the provisions hereof, and each such Lender may, in reliance upon such assumption, make available to the Agent for the account of the Borrower on such date its rateable portion of such Accommodation. The Agent shall not be liable to the Borrower in respect of notice given or not given pursuant to this Section. If and to the extent a Lender required to make an Accommodation shall not have made its rateable portion of an Accommodation available to the Agent, such Lender shall pay a corresponding amount to the Agent forthwith on demand. If such Lender shall pay such corresponding amount to the Agent, the amount so paid shall constitute such Lender's rateable portion of the Accommodation, for the purposes of this Agreement. If such Lender shall not pay such corresponding amount to the Agent forthwith on demand, the Borrower shall repay such corresponding amount to the Agent within two Business Days of demand being made upon it. The Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount, for each day until the date such amount is paid or repaid to the Agent, at a rate per annum equal to the rate which would be paid by the Borrower to the Lender for overdue amounts pursuant to Section 1.12(5).

    (3) The failure of any Lender required to make an Accommodation to make its rateable portion of an Accommodation, pursuant to a Notice shall not relieve any other Lender of its obligation, if any, hereunder to make its rateable portion of such Accommodation, but no Lender shall be responsible for the failure of any other Lender to make its rateable portion of an Accommodation, pursuant to a Notice on the date of any such Accommodation. The Agent shall notify the Borrower of the failure of any Lender to make an Accommodation if (i) such failure has not been remedied within seven days; or (ii) the Agent reasonably believes that such failure was caused by any reason other than a technical failure or as a result of a defect in the arrangement hereunder for funding Accommodations. The Agent shall not be liable to the Borrower or any Lender in respect of notice given or not given pursuant to this Section. In the event of the continuing failure by any Lender to make its rateable share of an Accommodation, the Borrower and the Agent shall use their reasonable best efforts to arrange for one or more other Persons reasonably satisfactory to the Borrower and the other Lenders to assume all or a portion of the Commitment and the outstanding Accommodations of such Lender. Such Lender shall execute all such documents as may be reasonably required by the Agent and the Borrower to effect such assumption.

    Section 1.10  Sharing of Payments, etc.  (1) If any Lender under a Credit Facility offered hereunder by more than one Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off pursuant to the provisions of this Agreement or at Law or equity, or otherwise) on account of an applicable Accommodation made by it (other than amounts paid pursuant to Section 12.8) in excess of its rateable share of payments on account of the same Accommodation obtained by all Lenders having made such Accommodation, such Lender shall forthwith purchase from the other affected Lenders such participations in the Accommodation made by such other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment rateably with such other Lenders. If all or any portion of such excess payment is thereafter recovered by a Lender who's interest has been purchased, such purchase from each such Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's rateable share (according to the proportion that the amount such Lender's required repayment bears to the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

    (2) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders or a Lender under a Credit Facility offered hereunder by more than one Lender that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full on such date and the Agent may, in reliance upon such assumption (and where applicable), cause to be distributed to each Lender or the Lender, as the case may be, under such Credit Facility on such due date an amount equal to the rateable amount then due to such Lender in respect of Accommodations made by it under the Credit Facility to which the payment relates. If and to the extent the Borrower shall not have so made such payment in full, each Lender under the Credit Facility to which the payment relates shall repay to the Agent forthwith on demand any such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at a rate per annum equal to the rate which would be payable by the Borrower to the Lenders or a Lender, as the case may be, for overdue amounts pursuant to Section 1.12(5).

    (3) Payment to the Agent, or in the case of the payments pursuant to the Operating Facility, to the Operating Lender, of any amount to be paid or repaid by the Borrower to the Lenders or a Lender hereunder shall constitute payment to the Lenders or such Lender and shall, to the extent of such payment, discharge the obligation of the Borrower in respect of which such payment was made. Other than with respect to payments directly to the Operating Lender under the Operating Facility, payment to the Agent of any amount to be paid or advanced by each Lender or a Lender to the Borrower hereunder shall constitute a payment or advance to the Borrower and shall, to the extent of such payment or advance, discharge the obligation of such Lender in respect of which such payment was made.

    (4) References in this Agreement to a Lender's rateable portion of any Accommodation, or rateable share of payments of principal, interest, fees or any other amount payable hereunder, shall mean and refer to a rateable portion or share as nearly as may be rateable in the circumstances, as determined by the Agent. Each such determination by the Agent shall be conclusive and binding for all purposes, absent demonstrated error.

    (5) The Lenders agree that the Security shall be held for the rateable benefit of all the Lenders, including, without limitation, the Operating Lender and that all proceeds of realization under the Security shall be shared rateably by the Lenders in proportion to their share of the Total Outstandings.

    Section 1.11  Delivery of Notices.  (1) Except as otherwise expressly provided in this Agreement, any Notice or other notice required to be given by the Borrower to the Agent under a Credit Facility or otherwise pursuant to this Agreement shall be given promptly, and in any event by close of business on the day such notice is received by the Agent, by the Agent to each of the Lenders under the relevant Credit Facility. Each Notice shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Agent and each Lender against any loss or expense incurred by the Agent or such Lender as a result of any failure by the Borrower to fulfil or honour, before the date specified for any Accommodation, the applicable conditions set forth in Article 6, if the Accommodation, as a result of such failure, is not made on such date. The Agent may act upon the basis of telephone notice believed by it in good faith to be from the Borrower prior to receipt of a Accommodation Notice. In the event of conflict between the Agent's record of the applicable terms of any Accommodation and such Accommodation Notice, the Agent's record shall prevail, absent manifest error.

    Section 1.12  Computations.  (1) All computations of (i) interest based on the Prime Rate or the U.S. Base Rate shall be made by the Agent for and on behalf of the Lenders on the basis of a year of 365 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable; and (ii) interest based on LIBOR shall be made by the Agent for and on behalf of the Lenders on the basis of a year of 360 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. All computations of fees shall be made by the Agent for and on behalf of the Lenders on the basis of a year of 365 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable adjusted to the date of any reduction in the Commitments pursuant to the provisions of this Agreement. The difference between any fee paid by the Borrower hereunder prior to the date of any reduction pursuant to this Section and the amount of such fee payable by the Borrower after giving effect to such reduction shall be repaid by the Agent for and on behalf of the Lenders, to the Borrower promptly upon any such reduction. Each determination by the Agent of an amount of interest or fees payable by the Borrower hereunder shall be conclusive and binding for all purposes, absent manifest error.

    (2) For purposes of disclosure pursuant to the Interest Act (Canada) (i) the yearly rate of interest to which any rate of interest based on LIBOR and the yearly discount rate to which the Discount Rate, is equivalent, may be determined by multiplying the applicable rate by a fraction, the numerator of which is the number of days in the calendar year in which the period for which interest at such rate is payable (ii) under this Agreement or the Discount Rate is applied and the (iii) denominator of which is 360, in the case of interest based on LIBOR; or 365, in the case of any Discount Rate.

    (3) Subject to the next following sentence, whenever any payment hereunder or under any Grid Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. If any such extension would cause payment of interest on a LIBOR Advance to be made in the next following calendar month, such payment shall be made on the last preceding Business Day.

    (4) The Borrower hereby unconditionally and absolutely authorizes and directs the Agent for and on behalf of the Lenders to record on the schedules attached to any Grid Note, such information as is required thereby.

    (5) Except as otherwise provided herein, all amounts owed by the Borrower to the Agent, the Lenders or a Lender from and after or during an Event of Default (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after default and judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times (i) in respect of amounts denominated in Canadian Dollars, to the Prime Rate in effect from time to time plus (A) in respect of an amount outstanding in respect of the Operating Facility, 5% per annum and (B) in respect of an amount outstanding in respect of the Term Facility, 5% per annum (ii) in respect of amounts denominated in U.S. Dollars, to the U.S. Base Rate in effect from time to time plus (A) in respect of an amount outstanding in respect of the Operating Facility, 5% per annum and (B) in respect of an amount outstanding in respect of the Term Facility, 5% per annum.

    (6) Advances outstanding as U.S. Dollar Advances shall be converted to their Equivalent Amount for the purpose of any monitoring hereunder by the Agent.

    (7) Notwithstanding any provision to the contrary contained herein, in no event shall the aggregate "interest" (as defined in Section 305.1 of the Criminal Code, Statutes of Canada, 1980, C.43, as the same may be amended, replaced or re-enacted from time to time) payable hereunder exceed the effective annual rate of interest on the "credit advanced" (as defined in that section) hereunder lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of "interest" (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Borrower and the Lenders and the amount of such payment or collection shall be refunded to the Borrower; for purposes hereof the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the Credits on the basis of annual compounding of the rate lawfully permitted under that section and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent for and on behalf of the Lenders will be prima facie evidence for the purposes of such determination.

ARTICLE 2
THE CREDIT FACILITIES

    Section 2.1  Credit Facilities.  (1) The following Credit Facilities will be made available to the Borrower in accordance with and subject to the terms and conditions of this Agreement for the purposes set out in Section 1.1 hereof:

  (a)
  by the Operating Lender, until the Operating Facility Maturity Date, the committed revolving term Operating Facility in the principal amount of up to Cdn. $5,000,000 (as determined in accordance with Section 2.2 hereof) made available to the Borrower by way of Prime Rate Advances, U.S. Base Rate Advances and LIBOR Advances pursuant to Article 3 hereof and Bankers' Acceptances pursuant to Article 4 hereof, Letters of Credit pursuant to Article 5 hereof, Overdraft pursuant to Section 2.4 hereof, or Derivative Instruments pursuant to Section 2.3 hereof; and

  (b)
  by the Term Lenders, until the Term Facility Maturity Date, the non-revolving reducing Term Facility in the principal amount of up to Cdn. $25,000,000 made available to the Borrower by way of Prime Rate Advances, U.S. Base Rate Advances and LIBOR Advances pursuant to Article 3 hereof or Banker's Acceptance pursuant to Article 4 hereof.

    (2) The Borrower shall pay or repay to the Agent for and on behalf of the Lenders on the Maturity Date all amounts owing under the Credit Facilities and not previously paid or repaid hereunder.

    (3) Prior to the Operating Facility Maturity Date the Operating Facility shall operate as a so-called "revolving credit" and any amounts borrowed or obtained thereunder and repaid and prepaid as contemplated hereunder may (except as otherwise expressly set out herein) be again borrowed or obtained thereunder.

    Section 2.2  Borrowing Base.  (1) In addition to any other provision of this Agreement, the aggregate amount of Outstandings under the Operating Facility by way of Advances (including, without limitation, Overdraft) and Bankers' Acceptances, Drafts or Bankers' Acceptance Equivalent Notes and Letters of Credit shall not exceed at any time the amount which is (a) the lesser of (A) the sum of (I) 75% of the value of Eligible Accounts Receivable provided that Eligible Accounts Receivables in respect of off-shore receivables used for this determination shall not exceed $1,000,000 excluding those off-shore receivables secured by Letters of Credit and (II) 50% of Eligible Inventory Value and (B) Cdn. $5,000,000, provided that the Eligible Inventory Value used for this determination shall not exceed Cdn. $2,500,000 (b) less payables, other accounts and third party claims having priority to the Lien of the Security unless identified by the Borrower to the Agent and accepted by the Lenders in their sole discretion. For the purposes of this Section all calculations will be made in Canadian Dollars. All Eligible Accounts Receivable or Outstandings payable in U.S. Dollars will be converted to the Equivalent Amount. For the purposes of determining the Equivalent Amount on any particular date the same rate of exchange will be applied to both the conversion of Eligible Accounts Receivable, Eligible Inventory Value and Outstandings on such date.

    (2) In addition to any other provisions of this Agreement, the aggregate amount available to the Borrower by way of accommodations under the Operating Facility shall be reduced by Cdn. $500,000 upon arrangements having been made between the Operating Lender and the Borrower for cash management services which shall provide subcredit in the Borrower's favour.

    Section 2.3  Capital Market.  (1) If requested by the Borrower (and solely at its option), the Operating Lender will, subject to market availability and cancellation of availability solely at the option of the Operating Lender at any time, enter into Derivative Instruments to provide the Borrower or its Subsidiaries with any rate, commodity or currency exchange or swap transaction (including, but not limited to, interest rate swap transactions, forward rate transactions, cap transactions, floor transactions, collar transactions, foreign exchange transactions, transactions using futures and any other similar type transaction or combination of such transactions including derivatives and options in respect of any of the foregoing) for the purpose of managing risk relating to the Business and the Credit Facilities and as approved by the Lenders; provided that such arrangements shall be for a term no longer than five years (except in the case of foreign exchange transaction which shall be for a term no longer than two years) or the Maturity Date (whichever first occurs), the obligations thereunder are secured by the Security and the maximum aggregate amount of the Contingent Exposure for all Derivative Instruments is Cdn. $1,500,000. Each such transaction shall be on the Operating Lender's customary terms and at its prevailing market rates (or such other terms as the Operating Lender and the Borrower may agree) as set out in the relevant agreements.

    (2) The Borrower shall give a notice to the Agent and the Operating Lender (a copy of which notice shall be promptly delivered by the Agent to the other Lenders) in respect of each capital market transaction and the Operating Lender (or the Agent if the Operating Lender is unable) shall then determine the contingent exposure as booked in the internal records of such Person applying its standard criteria as its potential risk in respect of all then current capital market transactions and the Agent shall be given notice of such determination. Upon determination of the contingent exposure, the Agent shall then notify the Operating Lender and the Borrower of the remaining availability under the Operating Facility (which availability shall be further subject to the provisions of Section 2.2 hereof).

    (3) The Borrower will honour each Derivative Instrument on its maturity, will provide to the Operating Lender all amounts necessary to duly and fully complete and liquidate each such arrangement on its maturity, either by payment of such amount or through utilization of an Accommodation in accordance with this Agreement or otherwise, and will indemnify and hold the Agent and the Operating Lender and the other Lenders harmless from and against all losses, costs, damages and expenses which the Agent or such Lender may sustain, pay or incur as a result of the Borrower's failure to fulfil its obligations to the Operating Lender with respect to any such capital market transaction.

    (4) The Borrower shall not enter into any rate, commodity or currency exchange or swap transaction, foreign exchange contracts or any similar arrangements other than the Derivative Instruments with the Operating Lender in accordance with the provisions of this Agreement. The Operating Lender will, and will use its reasonable efforts to cause its Affiliates to, assist the Borrower in the structuring of its permitted capital market transactions at market competitive rates.

    Section 2.4  Overdrafts.  (1) If requested by the Borrower, the Operating Lender shall provide Accommodations by way of Overdraft in favour of the Borrower under the Operating Facility upon the terms and conditions provided herein.

    (2) The aggregate amount of all Accommodations by way of Overdraft recorded by the Agent against the relevant Payment Account on each day, net of all deposits or credits to such account during such day, shall, in the case of an Accommodation by way of Overdraft in Canadian Dollars, be deemed to be a Prime Rate Advance and, in the case of an Accommodation by way of Overdraft in U.S. Dollars, be deemed to be a U.S. Base Rate Advance. All other terms and conditions with respect to repayment of Prime Rate Advances and U.S. Base Rate Advances by the Borrower under the Operating Credit Facility (including, without limitation, the provisions of Section 1.6, Section 1.8 and Section 2.2) shall apply mutatis mutandis to Accommodations to the Borrower by way of Overdraft.

    Section 2.5  Mandatory Repayments.  (1) 100% of all net proceeds (less amounts paid in respect of Taxes, and reasonable transaction costs) received in respect of or arising out of.

(i)	any issue of Debt instruments, obligations or Securities of the Borrower; or
(ii)	(A)
the sale, exchange, lease, release or other disposal of property or assets (other than Inventory in the ordinary course of business) having an aggregate value in excess of Cdn. $100,000 (based on the greater of net book value or the value determined by such sale, exchange, lease, release or disposal of such property or assets); or
	(B)	claims or recoveries under Insurance,
in either case to the extent not reinvested or applied to repair or replacement of damaged property within 90 days of receipt;

shall be paid in the case of (i) above, forthwith upon receipt and, in the case of (ii) above, on the last day of such 90 day period, by the Borrower or any Material Subsidiary to the Agent for and on behalf of the Term Lenders' Obligations under the Term Facility.

    (2) All amounts paid to the Agent pursuant to this Section will permanently reduce the Commitment in respect of the Term Credit Facility and rateably reduce the respective Commitments of the Lenders under the Term Credit Facility. Any such reduction shall apply in inverse order of maturity and in addition to any other reductions otherwise provided for in this Agreement whether such reductions take effect prior to or subsequent to the partial reduction effected pursuant to this Section.

    (3) In addition to the covenants contained in Section 9.1(l), until the Obligations are paid and satisfied in full and this Agreement has been terminated, the Borrower shall pay to the Agent for the benefit of the Lenders under the Term Facility in inverse order of maturity and rateably in proportion to their Commitment within 100 days of the end of each Financial Year of the Borrower (at any time that the Borrower's ratio of Funded Debt to EBITDA for such Financial Year is determined to be greater than 2.0:1), 75% of the amount of Excess Cash Flow for such Financial Year commencing with Excess Cash Flow for the 1999 Financial Year of the Borrower, such ratio to be calculated annually upon receipt of the Financial Statements delivered pursuant to Section 9.1(a)(v).

ARTICLE 3
ADVANCES

    Section 3.1  The Advances.  (1) On the terms and conditions set forth herein, the Lenders under the Operating Facility and the Term Facility severally agree to make Prime Rate Advances, U.S. Dollar Advances or LIBOR Advances to the Borrower. The Operating Lender shall make such Advances from time to time on any Business Day prior to the Operating Facility Maturity Date. The Term Lenders shall make such Advances by a single Advance under the Term Facility on the Closing Date and undrawn portions of the Term Facility will thereafter be cancelled. Each Borrowing under the Operating Facility and Term Facility shall (i) in the case of a Prime Rate Advance or U.S. Base Rate Advance, be in an aggregate amount of not less than Cdn. or U.S. $500,000, as the case may be, and in an integral multiple of Cdn. or U.S. $100,000, as the case may be, and (ii) in the case of a LIBOR Advance, be in the aggregate amount of not less than U.S. $500,000 and in an integral multiple of U.S. $100,000, provided that any Advance made by way of Overdraft shall not be subject to such minimum Cdn. or U.S. $500,000 amount or Cdn. or U.S. $100,000 integral multiple amount.

    Section 3.2  Making the Advances.  (1) Each Borrowing shall be (i) in the case of a Prime Rate Advance or U.S. Base Rate Advance made on one Business Day's notice and (ii) in the case of a LIBOR Advance made on three Business Days' notice, given, in each case, not later than 9:00 a.m. (Vancouver time) by the Borrower to the Agent (a copy of which notice shall be promptly delivered by the Agent to the Lenders). Each such notice of a Borrowing shall be given by a Borrowing Notice (or such other form as the Agent may from time to time specify) or by telephone confirmed promptly in writing with a Borrowing Notice which shall specify therein (i) the requested date of such Borrowing; (ii) the type of Advances comprising such Borrowing; (iii) the aggregate amount of such Borrowing; and (iv) in the case of a LIBOR Advance, the initial Interest Period with respect thereto.

    (2) Upon notice from the Agent, each Lender under the relevant Credit Facility shall, before 12:01 p.m. (Vancouver time) on the date of the requested Borrowing, credit, to the relevant Payment Account in same day funds, such Lender's rateable portion of such Borrowing in (i) Canadian Dollars, in the case of a Prime Rate Advance; and (ii) subject to Section 3.4, U.S. Dollars, in the case of a U.S. Dollar Advance; provided that upon such credit the applicable conditions set forth in Article 6 have been fulfilled by the Borrower.

    Section 3.3  Election of Interest Rates Option.  (1) Each Advance shall initially be the type of Advance specified in the applicable Borrowing Notice and shall bear interest at the rate applicable to such type of Advance, determined in accordance with the provisions of this Agreement, until (i) in the case of a LIBOR Advance, the end of the initial Interest Period applicable thereto as specified in the applicable Borrowing Notice; or (ii) in the case of any other type of Advance, the date on which such type of Advance is repaid in full or the type of interest rate applicable thereto is changed in accordance with the provisions of this Agreement.

    (2) Subject to Section 3.4, the Borrower may from time to time, by delivering an Interest Rate Election, elect to change the currency and type of Advance to another type of Advance as is available under the Credit Facility to which the Advance relates or, in the case of LIBOR Advances, continue the type of interest rate borne by such LIBOR Advances for an additional Interest Period at then applicable LIBOR beginning on the last day of the then current Interest Period applicable to such LIBOR Advance.

    (3) Each Interest Rate Election shall be (i) in the case of a Prime Rate or U.S. Base Rate Advance made on one Business Day's notice and (ii) in the case of a LIBOR Advance made on three Business Days' notice, given, in each case, prior to the effective date of such change or continuation in relation to the new type of Advance and currency into which such Advance is to be changed, not later than 9:00 a.m. (Vancouver time) by the Borrower to the Agent (which notice shall be promptly delivered by the Agent to the Lenders). Each such election shall be given by an Interest Rate Election

(or such other form as the Agent may from time to time specify), or by telephone, promptly confirmed in writing containing the same information as would be contained in an Interest Rate Election.

    (4) Each Interest Rate Election shall specify, with respect to the outstanding Advances to which such Interest Rate Election applies (i) if the type of Advance or currency is to be changed, the new type of Advance and currency selected, the date on which such change is to be made and, if the new type of Advance selected is a LIBOR Advance, the duration of the initial Interest Period applicable thereto; or (ii) if such Advance is a LIBOR Advance which is to continue to bear the same type of interest for an additional Interest Period, the duration of the additional Interest Period. Each Interest Period specified in an Interest Rate Election shall comply with the provisions of the definition of Interest Period set forth in this Agreement. Any change of currency or type of Advance under this Section shall not constitute a repayment for purposes of Section 3.8 or a prepayment for purposes of Section 3.9.

    (5) If the Borrower fails to give to the Agent in respect of all or any part of a LIBOR Advance (i) an Interest Rate Election in the manner required by this Section or (ii) a notice of conversion in the manner required by Section 3.7, then any such LIBOR Advance, or part thereof, shall become a U.S. Base Rate Advance on the last day of the Interest Period applicable thereto.

    Section 3.4  Circumstances Requiring Prime Rate Pricing.  (1) If the Agent determines in good faith, which determination shall be final, conclusive and binding upon the Borrower, and notifies the Borrower that (i) by reason of circumstances affecting financial markets inside or outside Canada, deposits of U.S. Dollars are unavailable to the Lenders or any one of them; (ii) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided in the definition of LIBOR or U.S. Base Rate, as the case may be; (iii) the making or continuation of any U.S. Dollar Advances has been made impracticable (A) by the occurrence of a contingency (other than a mere increase in rates payable by the Lenders or any one of them to fund the Advances) which materially and adversely affects the funding of the Advances at any interest rate computed on the basis of the LIBOR or the U.S. Base Rate, as the case may be or (B) by reason of a change in any applicable Law or Official Body guideline (whether or not having the force of Law) or in the interpretation thereof by any Official Body affecting the Lenders or any one of them or any relevant financial market, which results in the LIBOR or the U.S. Base Rate, as the case may be, no longer representing at least the effective cost to the Lenders or any one of them of deposits in such market for a relevant Interest Period or other applicable period (if any); or (iv) any change to present Law, or future Law (whether or not having the force of Law), or any change therein or in the interpretation or application thereof by any Official Body having jurisdiction over the Lenders or any such Lender, has made it unlawful for the Lenders or any Lender to make or maintain or to give effect to their or its obligations in respect of U.S. Dollar Advances as contemplated hereby, then, as to the date of such notice:

  (a)
  the right of the Borrower to select any affected type of Advance shall be suspended until the Agent determines that the circumstances causing such suspension no longer exist and the Agent so notifies the Borrower;

  (b)
  if any affected type of Advance is not yet outstanding, any applicable Borrowing Notice shall be cancelled and the Advance requested therein shall not be made in that form, without affecting the right of the Borrower to request another type of Advance;

  (c)
  if any LIBOR Advance is already outstanding at any time when the right of the Borrower to select LIBOR Advances is suspended, (i) it shall, subject to the Borrower having the right to select U.S. Base Rate Advances at such time, become a U.S. Base Rate Advance on the last day of the then current Interest Period applicable thereto (or on such earlier date as may be required to comply with applicable Law) or, (ii) if the Borrower does not have the right to select U.S. Base Rate Advances at such time then the Borrower shall repay the principal amount of such LIBOR Advance on the last day of the then current Interest Period applicable thereto (or on such earlier date as may be required to comply with any applicable Law);

  (d)
  if any relevant U.S. Dollar Advance is already outstanding at any time when the right of the Borrower to select U.S. Dollar Advances is suspended, it shall be repaid (i) in the case of a LIBOR Advance, in accordance with Section 3.4(1)(c)(ii), and (ii) in the case of a U.S. Base Rate Advance, immediately; and

  (e)
  the Agent shall promptly notify the Borrower of the suspension of the Borrower's right to select any type of Advance and of the termination of any such suspension.

    (2) A repayment under Section 3.4(l) shall not constitute a repayment for purposes of Section 3.8 or a prepayment for purposes of Section 3.9.

    Section 3.5  Interest on Advances.  Subject to the provisions of Section 1.8 hereof, the Borrower shall pay to the Agent for and on behalf of the Lenders interest on the unpaid principal amount of each Advance made to it from the date of such Advance in the same currency as such Advance until such principal amount shall be repaid in full, at the following rates per annum:

  (a)
  Prime Rate Advances.  If and so long as such Advance is a Prime Rate Advance, at a rate per annum equal at all times to the Prime Rate plus:

  (i)
  in the case of the Operating Facility, 1.75% per annum; and

  (ii)
  in the case of the Term Facility, 1.75% per annum,

    in each case as in effect from time to time calculated daily and payable in arrears (A) on such Business Day of each month in each year as the Agent shall require and notify to the Borrower; and (B) when such Prime Rate Advance becomes due and payable in full or is changed to another type of Advance pursuant to the provisions of this Agreement.

  (b)
  LIBOR Advances.  If and so long as such Advance is a LIBOR Advance, at a rate per annum equal, at all times during each LIBOR Interest Period for such LIBOR Advance, to the sum of LIBOR for such Interest Period plus:

  (i)
  in the case of the Operating Facility, 2.75% per annum; and

  (ii)
  in the case of the Term Facility, 2.75% per annum,

    in each case calculated and payable (A) on the last day of each Interest Period (unless such period is for a term longer than 90 days and in such event, calculated up to the date which is 90 days from the date of Advance and paid on the next Business Day following); and (B) when such LIBOR Advance becomes due and payable in full or is changed to another Type of Advance pursuant to the provisions of this Agreement.

  (c)
  U.S. Base Rate Advances.  If and so long as such Advance is a U.S. Base Rate Advance, at a rate per annum equal at all times to the U.S. Base Rate plus:

  (i)
  in the case of the Operating Facility, 1.75% per annum; and

  (ii)
  in the case of the Term Facility, 1.75% per annum,

    in each case as in effect from time to time calculated daily and payable in arrears (A) on such Business Day of each month in each year as the Agent shall require and notify to the Borrower, and (B) when such U.S. Base Rate Advance becomes due and payable in full or is changed to another Type of Advance pursuant to the provisions of this Agreement.

Any amount of principal of or interest on any Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest (both before and after default and judgment) from the date on which such amount is due until such amount is paid in full, payable on demand, at the rate per annum set out in this Section in respect of such type of Advance.

    Section 3.6  Fees.  The Borrower shall pay to the Agent for and on behalf of the Lenders under the Operating Facility a standby fee, which fee is deemed to have been fully earned and be nonrefundable in the amount of 0.25% per annum of the aggregate amount of the unused portions of the Operating Facility Commitment as at the date of calculation. Such fee shall be calculated daily in Canadian Dollars and shall be payable, in Canadian Dollars, monthly in arrears on such Business Day of each Financial Quarter of the Borrower as the Agent shall require and notify to the Borrower from the Closing Date until the Operating Facility Maturity Date.

    Section 3.7  Conversions.  The Borrower may, subject as provided in the next following sentences, convert the outstanding principal amount of any type of Advance under a Credit Facility, in whole or in part, to another type of Advance or other type of Accommodation available under such Credit Facility by giving a Notice in accordance with the provisions of this Agreement. The Borrower shall notify the Agent of such conversion at the time it gives such Notice and, in any event, shall give three Business Days' prior notice of an Advance to be converted. Such notice shall also specify the amount and Type of Advance to be converted. The Borrower may convert a Prime Rate Advance or a U.S. Base Rate Advance on any Business Day. The Borrower may only convert a LIBOR Advance on the last day of the Interest Period applicable thereto. If the Type of Advance to be converted cannot be converted to an integral amount which may be drawn as the new type of Accommodation selected under this Agreement, then the amount in excess of such integral amount (or the Equivalent Amount) shall, on the date of such conversion and without the necessity for the Borrower to give a Borrowing Notice in accordance herewith, become outstanding as a Prime Rate Advance due and payable on the Maturity Date of the Credit Facility to which the Advance relates and shall bear interest calculated and payable as provided in Article 3.

    Section 3.8  Repayment.  (1) The Borrower shall pay or repay to the Agent for and on behalf of the Lenders on the Maturity Date of each Credit Facility all amounts owing thereunder and not previously paid or repaid hereunder.

    (2) The Borrower shall pay or repay to the Agent for and on behalf of the Lenders under the Term Facility, the amounts set out below at the times set out below and shall effect a reduction of the Term Facility Commitment hereunder in accordance with the provisions of Section 3.10 hereof.

Date	Amount of Repayment
June 30, 1999	Cdn. $500,000
September 30, 1999	Cdn. $500,000
December 31, 1999	Cdn. $500,000
March 31, 2000	Cdn. $500,000
June 30, 2000	Cdn. $750,000
September 30, 2000	Cdn. $750,000
December 31, 2000	Cdn. $750,000
March 31, 2001	Cdn. $750,000
June 30, 2001	Cdn. $1,000,000
September 30, 2001	Cdn. $1,000,000
December 31, 2001	Cdn. $1,000,000
March 31, 2002	Cdn. $1,000,000
June 30, 2002	Cdn. $1,250,000
September 30, 2002	Cdn. $1,250,000
December 31, 2002	Cdn. $1,250,000
March 31, 2003	Cdn. $1,250,000
June 30, 2003	Cdn. $1,500,000
September 30, 2003	Cdn. $1,500,000
December 31, 2003	Cdn. $1,500,000
Maturity Date	Balance

    Section 3.9  Prepayments.  (1) The Borrower may, on three Business Days prior notice given to the Agent prior to 9:00 a.m. (Vancouver time) stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances made to the Borrower under the Term Facility in whole or in part, together with accrued interest and breakage costs to the date of such prepayment on the amount prepaid. Each partial prepayment shall be in a principal amount not less than Cdn. $100,000 and in an integral multiple of Cdn. $100,000, in the case of Prime Rate Advances, and in a principal amount not less than U.S. $100,000 and in an integral multiple of U.S. $100,000, in the case of U.S. Dollar Advances.

    (2) Any prepayment or repayment of Advances under the Term Facility (including, without limitation, those made pursuant to Sections 2.5 or 9.2(2)) received hereunder shall be applied in inverse order of maturity and shall be deemed to be a reduction of the Term Facility Commitment in accordance with the provisions of Section 3.10 hereof.

    (3) The Operating Facility made available hereunder shall revolve and no prepayment made hereunder shall effect a reduction of the Commitment in respect of the Operating Facility.

    Section 3.10  Reductions of Commitments.  (1) The Borrower shall have the right at any time, upon at least five Business Days' prior written notice to the Agent to permanently terminate in whole or permanently reduce in part the unused portions of the Total Commitment or the respective Commitments of the Lenders. Each partial reduction shall be in an aggregate amount of Cdn. $100,000 or U.S. $100,000 (as is relevant for the Credit Facility Commitment to be reduced) or an integral multiple thereof. Any partial reduction of the Total Commitment or any Commitment of the Lenders shall at all times apply in addition to any reductions otherwise provided for in this Agreement whether such reductions take effect prior to or subsequent to the partial reduction effected pursuant to this Section.

    Section 3.11  Payments.  (1) The Borrower shall make each payment to be made hereunder in respect of Advances and under any Grid Note (i) in Canadian Dollars, if the Advance is a Prime Rate Advance; and (ii) in U.S. Dollars, if the Advance is a U.S. Dollar Advance. The Borrower shall make each such payment not later than 12:00 noon (Vancouver time) on the day when due, in same day funds, by deposit of such funds to the relevant Payment Account.

ARTICLE 4
BANKERS' ACCEPTANCES

    Section 4.1  Acceptance Commitment.  (1) The Lenders under the Operating Facility, on any Business Day prior to the Operating Facility Maturity Date, and the Lenders under the Term Facility on the Closing Date, severally agree, on the terms and subject to the conditions hereinafter set forth, to, (i) in the case of any Lender which is willing and able to accept Drafts, to, at such Lender's option, create Canadian Dollar Bankers' Acceptances by accepting Drafts or to arrange for the acceptance of Drafts by another Person in accordance with the provisions of this Agreement or (ii) in the case of a Lender which is unwilling or unable to accept Drafts, to, at such Lender's option, purchase completed Drafts (which have not and will not be accepted by such Lender or any other Lender or Person) in accordance with Section 4.4(3). The Outstandings under either the Operating Facility or the Term Facility after any Drawing shall not exceed the Commitment in respect of each such Credit Facility at such time. The Total Outstandings of the Borrower to the Lenders after any Drawing shall not exceed the Total Commitment at such time. Any portions of the Term Facility not drawn down on the Closing Date will be cancelled and cease to be available hereunder.

    (2) Each Drawing under the Credit Facilities shall be in an aggregate Face Amount of not less than Cdn. $500,000 and in an integral multiple of Cdn. $100,000 multiplied, and shall consist of the creation and purchase of Bankers' Acceptances or the purchase of Drafts on the same day, effected or arranged by the Lenders at their option (subject to the provisions of Subsection 4.4), as the case may be, rateably according to their respective Commitments and in accordance with the provisions of this Agreement.

    (3) If the Agent determines, in good faith, which determination shall be final, conclusive and binding upon the Borrower and the Lenders, that the Bankers' Acceptances to be created or Drafts to be purchased on any Drawing (upon a conversion or otherwise) under the Credit Facilities will not be created and purchased rateably by the Lenders in accordance herewith, then the requested Face Amount of Bankers' Acceptances and Drafts relating to such Drawing shall be reduced to such lesser amount as the Agent determines will, subject to Section 1.10(4), permit such rateable sharing.

    Section 4.2  Drawing Notice.  (1) Each Drawing shall be made on two Business Days notice, given not later than 9:00 a.m. (Vancouver time), by the Borrower to the Agent (which notice will be promptly delivered to the Lenders). Each such notice shall be given by a Drawing Notice (or such other form as the Agent may from time to time specify) or by telephone confirmed promptly in writing with a Drawing Notice which shall specify therein (i) the Drawing Date; (ii) the aggregate Face Amount of Drafts to be accepted; and (iii) the maturity date for such Drafts.

    (2) The Borrower shall not request in a Drawing Notice in respect of any Credit Facility a maturity date for Drafts which would (i) be subsequent to the Maturity Date of such Credit Facility, or (ii) conflict, in the opinion of the Agent, with any repayment schedule set out herein.

    (3) The Borrower shall repay, and there shall become due and payable, on the Drawing Date the principal amount of any Accommodations in the same currency (or the Equivalent Amount if not the same currency) which the Borrower has elected, pursuant to the provisions of this Agreement, to convert, in whole or in part, to Bankers' Acceptances on such Drawing Date, and interest and all other amounts payable in respect thereof, all as if such repayment were a permitted prepayment of such Accommodations made pursuant to the provisions of this Agreement.

    Section 4.3  Form of Bankers' Acceptances.  (1) Each Draft presented by the Borrower shall (i) be in an integral multiple of Cdn. $100,000; (ii) be dated the date of the Drawing; and (iii) mature and be payable by the Borrower (in common with all other Drafts presented in connection with such Drawing) on a Business Day which occurs approximately one, two, three or six months after the date thereof.

    (2) The Borrower hereby renounces, and shall not claim, any days of grace for the payment of any Bankers' Acceptances, Drafts or Bankers' Acceptance Equivalent Notes.

    Section 4.4  Acceptance and Purchase of Drafts.  (1) Not later than 9:00 a.m. (Vancouver time) on an applicable Drawing Date, a Lender shall, as the case may be, (i) complete one or more Drafts dated the date of such Drawing, with the maturity date specified by the Borrower in the Drawing Notice, accept such Drafts and purchase the Bankers' Acceptances thereby created for the Acceptance Purchase Price, or (ii) complete one or more Drafts dated the date of such Drawing, with the maturity date specified by the Borrower in the Drawing Notice and purchase such Drafts for the Acceptance Purchase Price.

    (2) The Lenders shall have no obligation to purchase Bankers' Acceptances or Drafts or arrange for the purchase or acceptance of Drafts as part of any Drawing hereunder.

    (3) The Borrower shall, at the request of a Lender, issue one or more Bankers' Acceptance Equivalent Notes in a principal amount equal to the Face Amount of any Drafts which such Lender has purchased in accordance with Section 4.4(l) and shall deliver such Bankers' Acceptance Equivalent Notes to such Lender in exchange for such Drafts.

    Section 4.5  Payment of Acceptance Purchase Price.  (1) If a Lender chooses to arrange for the purchase of Drafts or purchase Bankers' Acceptances, such Lender shall, before 9:00 a.m. (Vancouver time) on the applicable Drawing Date, pay or cause to be paid, the Acceptance Purchase Price in respect of any such Drafts or Bankers' Acceptances by depositing, crediting or causing to be deposited or credited such amount to the relevant Payment Account with like funds in the aggregate amount of such funds.

    (2) Bankers' Acceptances purchased by a Lender hereunder may be held by it for its own account until maturity or sold by it at any time prior thereto in any relevant market therefor in Canada, in such Lender's sole discretion.

    Section 4.6  Payment at Maturity.  (1) Subject to Section 4.8, the Borrower shall pay to the Agent, and there shall become due and payable, at 9:00 a.m. (Vancouver time) on the maturity date for each Bankers' Acceptance, Draft or Bankers' Acceptance Equivalent Note an amount in same day funds equal to the Face Amount of such Bankers' Acceptance, Draft or Bankers' Acceptance Equivalent Note. The Borrower shall make payment hereunder in respect of Bankers' Acceptances, Drafts or Bankers' Acceptance Equivalent Notes by deposit of the required funds to the Lenders' Account (whether by way of Accommodation in accordance with the provisions of this Agreement or otherwise). Upon receipt of such payment, the Agent will promptly thereafter cause such payment to be distributed in like funds relating to the payment of Bankers' Acceptances, Drafts and Bankers' Acceptance Equivalent Notes rateably (based on the proportion that the aggregate Face Amount of Bankers' Acceptances accepted or Drafts or Bankers' Acceptance Equivalent Notes held by a Lender maturing on the relevant date bears to the aggregate Face Amount of Bankers' Acceptances accepted or Drafts or Bankers' Acceptance Equivalent Notes held by all the Lenders maturing on such date) to the Lenders for their account. Such payment to the Agent shall satisfy the Borrower's obligations under any Bankers' Acceptance, Draft or Bankers' Acceptance Equivalent Note to which it relates and, in the case of a Bankers' Acceptance, the Lender which has accepted such Bankers' Acceptance shall thereafter be solely responsible for the payment of such Bankers' Acceptance.

    (2) If the Borrower fails to pay pursuant to Section 4.6(1) the Face Amount of any Bankers' Acceptance, Draft or Bankers' Acceptance Equivalent Note when due, or to convert or renew the Face Amount of such Bankers' Acceptance, Draft or Bankers' Acceptance Equivalent Note pursuant to the provisions of this Agreement, the unpaid amount due and payable in respect thereof shall be converted as of such date, and without any necessity for the Borrower to give a Borrowing Notice in accordance herewith, to, and thereafter be outstanding as, a Prime Rate Advance made by, and due and payable on such date to the Lenders rateably (based on the proportion that the aggregate Face Amount of Bankers' Acceptances accepted or Drafts or Bankers' Acceptance Equivalent Notes held by a Lender maturing on the relevant date bears to the aggregate Face Amount of Bankers' Acceptances accepted or Drafts or Bankers' Acceptance Equivalent Notes held by all the Lenders maturing on such date), and shall bear interest calculated and payable as provided in Article 3.

    Section 4.7  Presigned Draft Forms.  To enable the Lenders to create Bankers' Acceptances or complete Drafts in the manner specified in this Article 4, the Borrower shall supply each Lender with such number of Drafts as such Lender may reasonably request, duly endorsed and executed on behalf of the Borrower by any one or more of its officers. Each Lender shall exercise such care in the custody and safekeeping of Drafts as it would exercise in the custody and safekeeping of similar property owned by it. Each Lender will, upon request by the Borrower, promptly advise the Borrower of the number and designations, if any, of the uncompleted Drafts then held by it. The signatures of such officers may be mechanically reproduced in facsimile and Drafts and Bankers' Acceptances bearing such facsimile signatures shall be binding upon the Borrower as if they had been manually signed by such officers. Notwithstanding that any of the individuals whose manual or facsimile signature appears on any Draft as one of such officers may no longer hold office at the date thereof or at the date of its acceptance by a Lender or another Person hereunder or at anytime thereafter, any Draft or Bankers' Acceptance so signed shall be valid and binding upon the Borrower.

    Section 4.8  Conversion or Renewal of Bankers' Acceptances.  Upon the maturity of a Bankers' Acceptance, Draft or Bankers' Acceptance Equivalent Note, the Borrower may elect to (i) renew such Bankers' Acceptance, Draft or Bankers' Acceptance Equivalent Note by giving a Drawing Notice in accordance with the provisions of this Agreement; or (ii) have all or a portion of the Face Amount of such Bankers' Acceptance, Draft or Bankers' Acceptance Equivalent Note converted to another type of Accommodation available under the Credit Facility to which it relates by giving a Notice in accordance with the provisions of this Agreement. If the Bankers' Acceptances, Drafts or Bankers' Acceptance Equivalent Notes to be renewed or converted cannot be renewed or converted into an Accommodation in an aggregate amount which may be drawn as such other type of Accommodation under this Agreement, then the amount which cannot be so renewed or converted (or the Equivalent Amount) shall, on the date of such renewal or conversion and without the necessity for the Borrower to give a Borrowing Notice in accordance herewith, become outstanding as a Prime Rate Advance due and payable on the Maturity Date of the Credit Facility to which such Bankers' Acceptance, Draft or Bankers' Acceptance Equivalent Note relates and shall bear interest calculated and payable as provided in Article 3.

    Section 4.9  Circumstances Making Bankers' Acceptances Unavailable.  (1) If the Agent determines in good faith, which determination shall be final, conclusive and binding upon the Borrower, and notifies the Borrower that, by reason of circumstances affecting the money market (i) there is no market for Bankers' Acceptances; or (ii) the demand for Bankers' Acceptances is insufficient to allow the sale or trading of Bankers' Acceptances created and purchased by a Lender or another Person hereunder, then,

  (a)
  the right of the Borrower to request a Drawing shall be suspended until the Agent determines that the circumstances causing such suspension no longer exist and the Agent so notifies the Borrower; and

  (b)
  any Drawing Notice which is outstanding shall be cancelled and the Drawing requested therein shall not be made;

provided that in any such event the Borrower shall be entitled to request another type of Accommodation hereunder if available pursuant to the provisions of this Agreement.

    (2) The Agent shall promptly notify the Borrower of the suspension of the Borrower's right to request a Drawing and of the termination of any such suspension.

    Section 4.10  Prepayments.  Except as required or permitted by the provisions of this Agreement, no repayment of a Bankers' Acceptance, Draft or Bankers' Acceptance Equivalent Note shall be made by the Borrower to a Lender prior to the maturity date thereof. Any such repayment, made as required or permitted by the provisions of this Agreement, shall be made (unless such repayment has been rescinded or otherwise is required to be returned by such Lender to the Borrower for any reason) in accordance with the provisions of Section 4.6(l). Any such payment by the Borrower shall satisfy the Borrower's obligations under the Bankers' Acceptance, Draft or Bankers' Acceptance Equivalent Note to which it relates and, in the case of a Bankers' Acceptance, the Lender which has accepted such Bankers' Acceptance shall thereafter be solely responsible for the payment of such Bankers' Acceptance and shall indemnify and hold the Borrower harmless against any liabilities, costs or expenses incurred by the Borrower as a result of any failure by such Lender to pay such Bankers' Acceptance in accordance with its terms.

    Section 4.11  Depository Bills and Notes Act (Canada).  At the option of the Borrower and any Lender, Bankers' Acceptances under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by this Article 4.

ARTICLE 5
LETTERS OF CREDIT

    Section 5.1  Letters of Credit.  The Operating Lender agrees under the Operating Facility, on the terms and subject to the conditions herein set forth, to issue Letters of Credit for the account of the Borrower from time to time on any Business Day prior to the Operating Facility Maturity Date. The Outstandings under the Operating Facility immediately after any Issuance shall not exceed the Operating Facility Commitment at such time. The Outstandings of the Borrower to the Operating Lender and the Total Outstandings to the Lenders immediately after any Issuance shall not exceed, respectively, the Operating Lender's Commitment and the Total Commitment, at such time. Borrowings under the Operating Facility by way of Letters of Credit shall be up to a maximum aggregate amount of Cdn. $1,000,000.

    Section 5.2  Issuance Notice.  Each Issuance shall be made on notice given by the Borrower to the Agent (a copy of which notice shall be promptly delivered by the Agent to the Operating Lender) not later than 11:00 a.m. (Vancouver time) at least five Business Days (or such shorter period as may be agreed to by the Agent and the Operating Lender) prior to the Issuance Date. Each such notice shall be given by an Issuance Notice or by facsimile transmission containing the same information as would be contained in an Issuance Notice, and shall specify therein (i) the requested Issuance Date (ii) the date of the Letter of Credit; (iii) the purpose thereof, and (iv) the name and address of the Beneficiary.

    Section 5.3  Terms of Letters of Credit.  (1) Each Letter of Credit to be issued by the Operating Lender (i) shall be dated the Issuance Date, (ii) shall have an expiration date on a Business Day which occurs not later than one year after the Issuance Date or the Operating Facility Maturity Date (whichever first occurs) and (iii) shall be in form and substance satisfactory to the Operating Lender.

    (2) In the event a Letter of Credit has an expiration date on a Business Day which occurs later than the Operating Facility Maturity Date (as in effect from time to time), then on the Operating Facility Maturity Date such Letter of Credit shall be subject to Cash Collateralization.

    Section 5.4  Procedure for Issuance of Letters of Credit.  (1) Not later than 11:00 a.m. (Vancouver time) on the Issuance Date specified for a relevant Issuance the Operating Lender will complete and issue a Letter of Credit dated the Issuance Date (i) in favour of the Beneficiary, (ii) in the Face Amount, and (iii) with the Letter of Credit's maturity date, each as specified by the Borrower in its Issuance Notice.

    (2) No Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day upon which such draft is presented if such presentation is made after 3:00 p.m. (Vancouver time) on such Business Day.

    (3) Subject to Section 5.4(4), and without limiting the generality of Section 5.3, prior to the date of Issuance, the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the Beneficiary which, if presented by the Beneficiary, would require the Operating Lender to make payment under the Letter of Credit. The Operating Lender may require changes with any such proposed documents or certificate.

    (4) In determining whether to pay under any Letter of Credit, the Operating Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

    Section 5.5  Renewal of Letters of Credit.  Upon the expiry of a Letter of Credit, the Borrower may elect to renew such Letter of Credit as at the expiry date all in accordance with the provisions of this Article 5.

    Section 5.6  Payments of Amounts Drawn Under Letters of Credit.  (1) Subject to Section 5.6(2), the Borrower shall reimburse the Operating Lender on the day on which a drawing under a Letter of Credit is honored by payment to the relevant Lenders' Account of an amount, in same day and like funds, equal to the amount of such drawing.

    (2) Unless the Borrower shall have notified the Agent (which notice shall be promptly delivered to the Operating Lender) prior to 11:00 a.m. (Vancouver time) on the Business Day immediately prior to the date of such drawing that the Borrower intends to reimburse the Operating Lender for the amount of such drawing with funds other than the proceeds of Accommodations, (i) the Borrower shall be deemed to have given a Notice of Borrowing to the Agent requesting the Operating Lender to make, in the case of a Canadian Dollar Letter of Credit, a Prime Rate Advance, and, in the case of a U.S. Dollar Letter of Credit, a U.S. Base Rate Advance, under the Operating Facility on the date on which such drawing is honoured in an amount equal to the amount of such drawing; and (ii) the Operating Lender shall on the date of such drawing, and notwithstanding that the Lenders under the Operating Facility may not then otherwise be obligated to make any Accommodation, make such Prime Rate Advance or U.S. Base Rate Advance, as the case may be, under the Operating Facility in the amount of such drawing, the proceeds of which shall be applied directly to reimburse the Operating Lender for the amount of such drawing.

    Section 5.7  Fees, etc.  (1) The Borrower shall pay to the Operating Lender the Letter of Credit Fee which fee is payable on issue of each Letter of Credit and calculated on the basis of the aggregate Face Amount of such Letter of Credit pro rated for its term (on the basis of a year of 365 days).

    (2) The Letter of Credit Fee payable by the Borrower under this Section shall be recalculated upon reduction of any Letter of Credit and the Operating Lender will refund to the Borrower any unearned fee as a result of reductions in or cancellations on such Letter of Credit from the date of recalculation hereunder; provided that in no event shall the minimum fee paid in respect of any issued or renewed Letter of Credit be less than Cdn. $150 or U.S. $150.

    (3) The Borrower shall also pay to the Operating Lender upon the issue, amendment or transfer of each Letter of Credit and each drawing made thereunder the Operating Lender's standard and prevailing documentary and administrative charges for issuing, amending, transferring or drawing under, as the case may be, letters of credit of similar amount, term and risk.

    Section 5.8  Obligations Absolute.  (1) The obligation of the Borrower to reimburse the Operating Lender for drawings made under Letters of Credit shall be unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances including, without limitation (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defence or other right which the Borrower may have at any time against a Beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such transferee may be acting), the Agent, the Operating Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower and the Beneficiary); (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Operating Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment does not constitute gross negligence or wilful misconduct of the Operating Lender; (v) any other circumstance or happening whatsoever which is similar to any of the foregoing; or (vi) he fact that a Default or an Event of Default shall have occurred and be continuing.

    (2) In the event of a Cash Collateralization of a Letter of Credit hereunder such payment shall satisfy the Borrower's obligations to the Operating Lender under the Letter of Credit to which it relates. In the event such Letter of Credit is not fully drawn upon the expiration date thereof, any amounts remaining with the Agent as cash collateral and not paid to the Beneficiary thereof (together with interest on any such amounts) will be applied to Outstandings under the Operating Facility in accordance with the provisions of this Agreement.

    Section 5.9  Indemnification; Nature of Duties.  (1) In addition to amounts payable as elsewhere provided in this Article 5, the Borrower shall protect, indemnify, pay and save the Agent, the Operating Lender and the other Lenders harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees and disbursements of counsel, on a solicitor and solicitor's own client basis) the Agent, the Operating Lender or the other Lenders may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of the gross negligence or wilful misconduct of the Agent, the Operating Lender or the other Lenders; or (ii)the failure of the Operating Lender to honour a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future Official Body.

    (2) As between the Borrower and the Agent, the Operating Lender and the other Lenders, the Borrower assumes all risks of the acts and omissions of Beneficiaries. In furtherance and not in limitation of the foregoing, the Agent, the Operating Lender and the other Lenders shall not, other than in the case of the gross negligence or willful misconduct of the Agent, the Operating Lender or the other Lenders, be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of a Beneficiary to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) the misapplication by a Beneficiary of the proceeds of any drawing under a Letter of Credit; and (viii) any consequences arising from causes beyond the reasonable control of the Agent, the Operating Lender and the other Lenders, including, without limitation, any act or omission, whether rightful or wrongful, of any present or future Official Body. None of the above shall affect, impair or prevent the vesting of any of the Operating Lender's, the Agent's or the other Lenders rights or powers hereunder. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Agent, the Operating Lender or the other Lenders under or in connection with Letters of Credit or the related certificates, if taken or omitted in good faith, shall not put the Agent, the Operating Lender and the other Lenders under any resulting liability to the Borrower.

    Notwithstanding anything to the contrary contained in this Section, the Borrower shall have no obligation to indemnify the Agent, the Operating Lender or the other Lenders in respect of any liability incurred by the Agent, the Operating Lender or the other Lenders arising solely out of the gross negligence or wilful misconduct of the Agent, the Operating Lender or the other Lenders, or out of the wrongful dishonour by the Operating Lender of a proper demand for payment made under a Letter of Credit.

ARTICLE 6
CONDITIONS OF LENDING

    Section 6.1  Conditions Precedent to the Initial Accommodation.  The obligation of each Lender to make its initial Accommodation and the right of the Borrower to deliver its initial Notice is subject to the fulfilment of (i) the conditions precedent set forth in Section 6.2; and (ii) the following conditions precedent:

  (a)
  the Agent shall have received copies certified by a Senior Officer of the Borrower of its charter documents and by-laws and of the resolutions of its board of directors approving the Credit Facility Documents to which it is a party and all documents evidencing other necessary corporate action of the Borrower and each of its Material Subsidiaries with respect to the Credit Facility Documents;

  (b)
  the Agent shall have received a certificate of a Senior Officer of the Borrower certifying the names and true signatures of its officers and directors authorized to sign the Credit Facility Documents and any other documents to be delivered by it hereunder;

  (c)
  the Agent shall have received certificates of good standing or like certificate issued by appropriate government officials of British Columbia as the jurisdiction of formation of the Borrower;

  (d)
  the Agent shall have received evidence satisfactory to it that all Authorizations and Consents necessary or desirable for the conduct of the Business have been obtained by the Borrower and that such Authorizations and Consents are in full force and effect and that the Borrower is not in default thereunder;

  (e)
  the Credit Facility Documents shall have been executed and delivered to the Agent, the Security shall have been created, and all registrations, filings or recordings necessary or desirable to preserve, protect or perfect the enforceability and priority of the Security shall have been completed, all in such form, content and manner as is satisfactory to the Agent;

  (f)
  the Agent shall have received copies certified by a Senior Officer of the Borrower of the Financial Statements of the Borrower as at December 31, 1997 and for interim Financial Quarters of the Borrower to September 30, 1998 satisfactory to the Agent;

  (g)
  there shall have been no change in the financial condition of the Borrower from that disclosed in the Borrower's pro forma Financial Statements dated December 31, 1998 as prepared by KPMG, which would have a Material Adverse Effect;

  (h)
  the Agent shall have conducted a review satisfactory to it of the Borrower's Year 2000 compliance plans;

  (i)
  the Agent shall have received evidence of placement of the Insurance in form and on terms and with insurers satisfactory to the Agent, and certificates of insurance with respect to such insurance with standard mortgage endorsement and first loss payable in favour of the Agent;

  (j)
  the Agent shall have received from the Borrower the Business Plan including the Capital Expenditure Plan in form and content satisfactory to the Agent and a certificate executed by a Senior Officer of the Borrower that to the knowledge of the Borrower, no facts or circumstances exist which would have a material adverse effect on the performance of the Business as set out in the Business Plan;

  (k)
  the Agent shall have received a copy of each Material Contract executed on or prior to the Closing Date certified as complete and as being in full force and effect by a Senior Officer of the Borrower;

  (l)
  there shall have been no default under and no change since the date of each Material Contract which would have a Material Adverse Effect or materially adversely affect the ability of any Counterparty to perform its obligations under such Material Contract;

  (m)
  all of the representations and warranties contained in Article 6 hereof shall be correct on and as of the Closing Date as though made on and as of such date and the Borrower shall have delivered to the Agent a certificate executed by a Senior Officer of the Borrower to that effect;

  (n)
  the Agent shall have received a favourable opinion of Borrower's Counsel and Agent's Counsel as to such matters the Agent may reasonably request;

  (o)
  all fees payable pursuant to Section 3.6 herein or otherwise due and payable by the Borrower to the Agent shall have been paid to the Agent; and

  (p)
  the Agent shall have received such other certificates and documentation as the Agent may reasonably request.

    Section 6.2  Conditions Precedent to all Accommodations.  (1) The obligation of each Lender to make an Accommodation and the right of the Borrower to deliver a Notice shall be subject to the condition precedent that on the date of such Accommodation and after giving effect thereto and to the application of proceeds therefrom (i) the representations and warranties contained in Article 7 are true and correct in every material respect on the date of the Accommodation as if made on and as at such date; (ii) no event has occurred and is continuing, or would result from such Accommodation, which constitutes or would constitute a Default or an Event of Default; (iii) such Accommodation will not violate any applicable Law; (iv) there shall have been no amendments (other than amendments approved by the Majority Lenders) to the charter documents, by-laws or authorizing resolutions of the Borrower, subsequent to those delivered to the Agent pursuant to Section 6.1, which are material to the ability of the Borrower to enter into this Agreement and any of the other Credit Facility Documents and to perform its obligations hereunder and thereunder; and (v) the Agent shall have received, if requested, the Borrower's Certificate and such other certificates and documentation as it may reasonably request with respect to the foregoing and opinions from Borrower's Counsel updating opinions previously delivered.

    (2) Each of the giving of any Notice and the acceptance or use by the Borrower of the proceeds of any Accommodation shall be deemed for all purposes to constitute a reaffirmation by the Borrower that, on the date of such Notice or Accommodation, as the case may be, and after giving effect thereto and to the application of any proceeds therefrom, the statements set forth in Section 6.2(l) are true and correct.

    Section 6.3  Conditions Solely for the Benefit of the Lenders.  All conditions to the obligation of the Lenders to make any Accommodations under the Credit Facilities are solely for the benefit of the Agent and the Lenders, and no other Person shall have standing to require satisfaction of any condition and no other Person shall be deemed to be a beneficiary of any such condition, any and all of which may be freely waived in whole or in part by the Majority Lenders at any time they deem it advisable to do so.

    Section 6.4  No Waiver.  The making of an Accommodation without fulfilment of one or more conditions set forth in this Article 6 shall not constitute a waiver by the Lenders of any such condition, and the Lenders reserve the right to require the fulfilment of each condition prior to the making of any subsequent Accommodation.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

    Section 7.1  Representations and Warranties by the Borrower.  The Borrower represents and warrants that:

  (a)
  Organization and Qualification.  The Borrower is a corporation duly amalgamated and organized and is validly subsisting and in good standing under the laws of British Columbia. The Borrower is duly qualified as a foreign or extra-provincial corporation, as the case may be, and is in good standing, in all jurisdictions where the failure to so qualify would have a Material Adverse Effect.

  (b)
  Corporate Power.  The Borrower has full corporate right, power and authority to enter into and perform its obligations under each of the Credit Facility Documents to which it is or will be a party and has full corporate right, power and authority to own and operate its properties and to carry on the Business.

  (c)
  Conflict with Other Instruments.  The execution and delivery by the Borrower of each of the Credit Facility Documents and the performance by the Borrower of its obligations thereunder, do not and will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of (A) the charter documents or by-laws of the Borrower, (B) any Law applicable to or binding on the Borrower, or (C) any contractual restriction binding on or affecting the Borrower or its properties the breach of which would have a Material Adverse Effect; or (ii) result in, or require or permit (A) the imposition of any Lien on or with respect to the properties now owned or hereafter acquired by the Borrower or any of its Subsidiaries or (B) the acceleration of the maturity of any Debt of the Borrower or any of its Subsidiaries, under any contractual provision binding on or affecting the Borrower or such Subsidiary.

  (d)
  Authorization, Official Body Approvals.  The execution and delivery of each of the Credit Facility Documents and the performance by the Borrower and each of its Material Subsidiaries of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Borrower or such Material Subsidiary and no Authorization, under any applicable Law, and no registration, qualification, designation, declaration or filing with any Official Body having jurisdiction over the Borrower or any of its Subsidiaries, is or was necessary therefor.

  (e)
  Execution and Binding Obligation.  This Agreement has been duly executed and delivered by the Borrower, and this Agreement constitutes, and the remaining Credit Facility Documents when duly executed by the Borrower and each of its Material Subsidiaries which is a party thereto pursuant to this Agreement and delivered for value will constitute, legal, valid and binding obligations of the Borrower and each such Material Subsidiary enforceable against each of them in accordance with the respective terms of such documents, subject only to (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally; (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iii) such other qualifications as are stated in the opinion of the Borrower's Counsel, delivered by the Borrower and accepted by the Agent's Counsel pursuant to the provisions of this Agreement.

  (f)
  Consents.  The Borrower and each of its Material Subsidiaries possess all Consents and Authorizations under any applicable Law which are necessary in connection with the operation of the Business. All such Consents and Authorizations are in full force and effect and neither the Borrower nor any of its Material Subsidiaries is in default in any respect thereunder which default would have a Material Adverse Effect. No action exists, is pending or threatened which has as its object the revocation, amendment or qualification of any such Consent or Authorization and all applicable appeal periods in respect of any such actions have expired.

  (g)
  No Violation of Agreements.  Neither the Borrower nor any of its Material Subsidiaries is in default in any respect under any material indenture, mortgage, deed of trust, agreement or other instrument to which it is a party or by which it or any of its property may be bound (including, without limitation, any Material Contract) and which default would have a Material Adverse Effect.

  (h)
  No Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower after due inquiry, threatened against or affecting the Borrower or any of its Material Subsidiaries (nor, to the knowledge of the Borrower after due inquiry, any basis therefor) before any Official Body having jurisdiction over the Borrower or any of its Material Subsidiaries which purport to or do (i) challenge the validity or propriety of the transactions contemplated by the Credit Facility Documents or the documents, instruments or agreements executed or delivered in connection therewith or related thereto; or (ii) restrain the entry into or the exercise or enforcement by the Borrower or any of its Material Subsidiaries of its rights under any Material Contract or the performance or compliance by the Borrower, any of its Material Subsidiaries or, to the knowledge of the Borrower, any counterparty of any Material Contract, of and with its respective obligations under any such Material Contract or the Credit Facility Documents which, in the case of either (i) or (ii), if adversely determined, would reasonably be expected to have a Material Adverse Effect.

  (i)
  No Defaults.  Neither the Borrower nor any of its Material Subsidiaries is in breach of or in default under, in any respect (A) its charter documents or by-laws; (B) any applicable Law (including, without limitation, Laws in respect of pension plans and employee matters); (C) any contract or agreement binding on or affecting it or its properties or assets (including, without limitation, the Credit Facility Documents); or (D) any writ, judgment, injunction, determination or award binding on or affecting it, where such breach or default would have a Material Adverse Effect.

  (j)
  Information Documents.  The information contained in the Information Documents is true and accurate in all material respects and does not (and in the case of delivery at a date other than the date hereof, does not as at such date) contain any untrue statement of a material fact. The Information Documents do not (and in the case of delivery at a date other than the date hereof, do not as at such date) omit to state any fact necessary in order to make any of the information contained in the Information Documents not misleading in all material respects.

  (k)
  Disclosure.  None of the Credit Facility Documents or any certificate, statement, report or other document furnished to the Agent or the Lenders by or on behalf of the Borrower or any Material Subsidiary in connection therewith or in connection with any transaction contemplated thereby, contained, at the time furnished, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements contained therein not misleading in all material respects.

  (l)
  Financial Statements.  The Financial Statements of the Borrower and its Material Subsidiaries and each of the balance sheets and the related statements of earnings, retained earnings and changes in financial position of the Borrower and its Material Subsidiaries for the Financial Year or portion thereof delivered to the Agent pursuant to Section 6.l(f) or from time to time in accordance herewith, fairly present the financial position of the Borrower and its Material Subsidiaries as at such dates and the results of the operations and changes in financial position of the Borrower and its Material Subsidiaries for such periods all in accordance with Generally Accepted Accounting Principles. As at the date of delivery of the

    Borrower's 1998 audited Financial Statements, the facts underlying the differences between the Borrower's December 1998 audited consolidated balance sheet and income statement and the pro forma Financial Statements presented by KPMG to the Lender prior to the date hereof do not and could not be expected to create a Material Adverse Effect.

  (m)
  Material Changes.  No change has occurred or is continuing in respect of the Borrower or any of its Material Subsidiaries from that set out in the Information Documents and the Financial Statements of the Borrower and each of its Material Subsidiaries which would have a Material Adverse Effect.

  (n)
  Title to Property.  The Borrower has good and marketable title to the Lands and all of its other properties and assets (except with respect to any leasehold estate for which the Borrower has a good, valid and subsisting Lease) and each Material Subsidiary has good and marketable title to its property and assets (except with respect to any leasehold estate for which such Material Subsidiary has a good, valid and subsisting lease), subject only in each case to such Liens as are described in Section 9.2(a), and the Security will constitute a valid first charge on the legal and beneficial interests of the Borrower and each Material Subsidiary in and to all its property and assets, subject only to Permitted Encumbrances.

  (o)
  Insurance.  The Insurance has (to the extent so required) been placed and is (to the extent placed) in full force and effect.

  (p)
  Tax Liability.  The Borrower and each of its Material Subsidiaries has filed all tax returns which are required to be filed by it and has paid or remitted when due all Taxes, assessments and government charges imposed upon it which, if unpaid, could result in a Lien upon its properties, except any such tax, assessment or charge which is being contested in good faith and for which the Borrower or affected Material Subsidiary has maintained adequate reserves.

  (q)
  Environmental Matters.

  (i)
  Environmental Laws.  The Borrower and each of its Material Subsidiaries has obtained, and is in compliance with all terms and conditions of, all Authorizations which are required under all Environmental Laws the non-obtaining of which and the lack of compliance with which would have a Material Adverse Effect, and the Borrower and each of its Material Subsidiaries is in compliance with all Environmental Laws, non-compliance with which would have a Material Adverse Effect.

  (ii)
  Environmental Condition of Property.  The properties and assets owned or controlled by the Borrower and each of its Material Subsidiaries and the operations and activities in respect thereof (including, without limitation, the Business):

  (A)
  are not the subject of any outstanding order from an Official Body (whether or not having the force of Law), alleging violation of Environmental Laws;

  (B)
  to the best of the Borrower's knowledge (after due inquiry), comply in all respects, with respect to their use and condition, with all Environmental Laws and all terms and conditions of all Authorizations which are required under all Environmental Laws non-compliance with which would have a Material Adverse Effect.

    Neither the Borrower nor (to the best of the Borrower's knowledge, after due inquiry) any other Person has ever caused or permitted any Release of Contaminant in respect of the Lands or any Hazardous Materials to be placed, held, located or disposed of on, under or at the Lands the effect of which could reasonably be anticipated to have a Material Adverse Effect and no enforcement actions in respect thereof are (to the Borrower's knowledge, after due inquiry) threatened or impending.

    (iii)
    Investigations.  There is, to the knowledge of the Borrower, no federal or provincial investigation of or relating to the Business evaluating whether any Remedial Works are needed to respond to a Release of Contaminant or storage of any Hazardous Material or other substance which could have a Material Adverse Effect.

    (iv)
    Notices.  No notice has been filed under any applicable Environmental Laws or any orders or directives rendered by any Official Body indicating any Environmental Liabilities incurred by or asserted against the Borrower or any of its Material Subsidiaries in respect of the Lands or with respect to, or as a direct or indirect result of, or directly or indirectly arising out of, or attributable to, the Release of Contaminant from the Lands or into or upon the Lands, any other property or the Environment and there is no material contingent liability of which the Borrower has knowledge (after due inquiry) in connection with any of the matters referred to in this Section 7.1(q).

    (v)
    Use of the Property.  To the knowledge of the Borrower (after due inquiry) neither the Borrower nor any of its Material Subsidiaries (A) generates Hazardous Materials or (B) transports, treats or disposes of any Hazardous Materials in a manner, which results or could reasonably be expected to result in a Material Adverse Effect, and to the best of the Borrower's knowledge after due inquiry, no underground storage tanks or surface containments are located on the Lands otherwise than in compliance with applicable Laws.

  (r)
  Affiliates.  The Borrower has no Subsidiaries other than Power Measurement (Australia) Pty. Ltd., a company formed and organized under the laws of Australia which Subsidiary is not a Material Subsidiary. Holdings maintains an equity investment in the Borrower by way of ownership of 184,985 Class A Common Shares and 184,985 Class A Preference Shares in the capital of the Borrower and GFI-PML Investors Corp. ("GPI-PML"), an Affiliate of Holdings, maintains an equity investment in the Borrower by way of ownership of 107,702 Class B Common Shares and 107,702 Class B Preference Shares in the capital of the Borrower and such equity investments maintained by Holdings and GFI-PML are not less than $36,000,000 in the aggregate. In addition, the Investors maintain an investment by way of Subordinated Debt in the Borrower in the amount of not less than $7,200,000 pursuant to the Notes.

  (s)
  Material Contracts.  The Borrower and each Material Subsidiary has the corporate power and capacity to enter into the Material Contracts to which it is a party and all Material Contracts executed on or prior to the date hereof are as at the date hereof in full force and effect, unamended (except as consented to by the Agent for and on behalf of the Lenders), and neither the Borrower or any Material Subsidiary, nor, to the best of the Borrower's knowledge, any Counterparty to any Material Contract, is in default in respect of any Material Contract to which it is a party.

  (t)
  Business Plan.  The Business Plan is a bona fide and reasonable estimate of revenues and operating and maintenance costs with respect to the Business and the other matters as set out therein.

  (u)
  Control.  The Borrower is Controlled by GFI Energy Ventures LLC, Oaktree Capital Management and Rothschild Investment Trust Capital Partners.

  (v)
  Intellectual Property.  The Borrower and its Material Subsidiaries (i) own (and, if applicable, will be recorded as the owner of, in accordance with the terms of any undertaking given in connection with this Agreement) or (ii) has rights in, all the Intellectual Property (including, without limitation, any Trademarks) used in or necessary for the conduct of the part of the Business conducted by it. All such Intellectual Property is owned and may be used by the Borrower, each of its Material Subsidiaries and their respective licensees, to the best of the knowledge of the Borrower after due inquiry, without material conflict with or violation of the rights or claimed rights of others. There is no Intellectual Property licensed by the Borrower and each of its Material Subsidiaries to any other Person, and all rights of the Borrower and each of its Material Subsidiaries to use the Intellectual Property of any other Person are described in Schedule 13. Except as set forth in Schedule 13, no material claim has been asserted and is pending by any Person challenging the validity or enforceability of such Intellectual Property.

  (w)
  Year 2000.  Each of the Borrower and its Material Subsidiaries has taken all necessary and appropriate steps to ascertain the extent of, quantify and successfully address business and financial risks facing it as a result of the Year 2000 Challenge, including risks resulting from the failure of its key customers and suppliers to address successfully such problem and it has adopted and is implementing a Year 2000 work plan, except where failure could not reasonably be expected to have a Material Adverse Effect and it has obtained the same assurance from all Material Contract Counterparties with respect to the subject matter of such contract.

ARTICLE 8
SECURITY

    Section 8.1  Security.  As continuing collateral security for the payment and performance of the obligations of the Borrower under the Credit Facility Documents and any Derivative Instruments there shall be deposited with and held by the Agent for and on behalf of the Lenders the following documents, each of which documents shall be in form and substance satisfactory to the Lenders:

  (a)
  a demand debenture in the principal amount of Cdn. $40,000,000 duly created by the Borrower in favour of the Agent to be held for and on behalf of the Lenders, which debenture shall contain a first fixed and specific charge and security interest on the interest of the Borrower (of any nature whatsoever) in and to all its property, assets and undertaking and a floating charge on the interest of the Borrower in all its other property and assets not otherwise specifically mortgaged and charged under the debenture;

  (b)
  an intellectual property security agreement duly created by the Borrower in favour of the Agent for and on behalf of the Lenders creating a security interest and charge on all the Borrower's Intellectual Property;

  (c)
  a subordination and postponement of claim granted by Holdings and each of the Investors in respect of indebtedness and liabilities of the Borrower to each of them;

  (d)
  an assignment by the Borrower of Insurance (including key-man life insurance) with loss payable firstly to the Agent for the on behalf of the Lenders;

  (e)
  a specific assignment of the right, title and interest of the Borrower and each Material Subsidiary in and to (to the extent permitted by Law), all Consents and Authorizations and the Material Contracts including, without limitation (to the extent permitted by Law), all related Consents and Authorizations and supporting undertakings in respect thereof as requested by and in the form satisfactory to the Agent;

  (f)
  a specific assignment by the Borrower of all book debts due and payable, or to become due and payable to it;

  (g)
  written confirmations as requested by and in the form satisfactory to the Agent executed by any Counterparty to the Material Contracts to the effect that, inter alia, they will continue performance in accordance with the relevant contract for the benefit of the Agent to be held for and on behalf of the Lenders in the event that the Agent for and on behalf of the Lenders takes possession of the Business or any assets, property or undertaking of the Borrower as a result of realization or otherwise, will give notice of any termination to the Agent and will grant the right to the Agent for and on behalf of the Lenders to cure any defaults of the Borrower or any Material Subsidiary under such contract;

  (h)
  [Intentionally Blank];

  (i)
  [Intentionally Blank]; and

  (j)
  such other agreements, standard form indemnities, assignments, certificates, undertakings, declarations and other supporting documentation as the Agent for and on behalf of the Lenders may reasonably require in furtherance of the above.

    Section 8.2  Continued Perfection and Agreed Releases of Security.  (1) The Borrower shall take such action and execute and deliver to the Agent for and on behalf of the Lenders such agreements, conveyances, deeds, and other documents and instruments as the Agent for and on behalf of the Lenders shall reasonably request for the purpose of establishing, perfecting, preserving and protecting the Security, in each case forthwith upon request therefor by the Agent and in form and substance reasonably satisfactory to the Agent, including, without limitation, such consents to assignment and triparty agreements as the Agent for and on behalf of the Lenders considers necessary or desirable in connection with the assignment to it of any Material Contracts.

    (2) At any time and from time to time and so long as there shall not have occurred a Default or Event of Default which is then continuing the Borrower shall be entitled to the release of any asset subject to the Security provided such asset is Inventory which is the subject of a sale in the ordinary course of the business of the Borrower or is an asset being disposed of by the Borrower as permitted by this Agreement.

    (3) The Borrower shall immediately advise the Agent of any intended change or change of its corporate name or location of Inventory.

    (4) The Borrower agrees that where the subject matter of the Security is in their or its possession, the Agent, the Lenders, any receiver or receiver-manager appointed pursuant to the Security Documents or any of them (i) shall be entitled to hold as additional Security any increase or profits from the subject matter of the Security and may apply any such increase or profits in respect of the subject matter of the Security as they may see fit, (ii) shall not be obligated to keep identifiable and shall be entitled to commingle the subject matter of the Security as they may see fit, and (iii) shall not be obligated to take any steps, necessary or otherwise, to preserve rights in respect of any instrument, security or chattel paper.

    Section 8.3  Release upon Payment.  Upon payment by the Borrower of the Obligations and performance of all other obligations of the Borrower under the Credit Facility Documents, the Agent shall for and on behalf of the Lenders, at the expense of the Borrower, execute and deliver such discharges, releases and other documents as may reasonably be required to release and discharge the Security.

ARTICLE 9
COVENANTS OF THE BORROWER

    Section 9.1  Affirmative Covenants.  Until the Obligations are paid and satisfied in full and this Agreement has been terminated, the Borrower shall (or if applicable, shall cause the relevant action to take place), unless the Majority Lenders otherwise consent in accordance with the provisions of this Agreement:

  (a)
  Financial Reporting.  Deliver to the Agent and each of the Lenders (except as otherwise provided herein) in reasonable detail the following information prepared in accordance with Generally Accepted Accounting Principles and certified by a Senior Officer of the Borrower as being, to the best of his knowledge, after due inquiry, true and correct in all material respects:

  (i)
  as soon as available and in any event within 20 days after the end of each month, for the Borrower and each Material Subsidiary, a consolidated (if applicable) and unconsolidated balance sheet and a statement of earnings of the Borrower or such Material Subsidiary, as the case may be, as of the end of such month for such month, setting forth in each case in comparative form the figures for the previous month and the corresponding Financial Year to date and budget financial results;

  (ii)
  as soon as available and in any event by the 20th day of each month in respect of the preceding month, for the Borrower and each Material Subsidiary, management Financial Statements and aged dated listings of all accounts receivable, details of priority accounts payable and details of Inventory and its location to the Agent and the Operating Lender and a summary thereof to the Agent and the Lenders;

  (iii)
  as soon as available at the end of each Financial Quarter of the Borrower and in any event within 45 days after such Financial Quarter end, for the Borrower and each Material Subsidiary, a consolidated and unconsolidated balance sheet, a statement of earnings and a statement of changes in financial position of the Borrower or such Material Subsidiary, as the case may be, as of the end of such Financial Quarter for such Financial Quarter, setting forth in each case in comparative form the figures for the previous Financial Quarter and the corresponding Financial Year to date;

  (iv)
  as soon as available and in any event within 30 days prior to the end of each Financial Year of the Borrower, a detailed budget and financial forecast including, without, limitation, the Capital Expenditure Plan for the next Financial Year;

  (v)
  as soon as available and in any event within 90 days after the end of each Financial Year of the Borrower and each Material Subsidiary, a copy of the audited consolidated Financial Statements of the Borrower and each Material Subsidiary for the respective Financial Year reported on by the independent auditors of the Borrower or such Material Subsidiary, as the case may be;

  (vi)
  such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Material Subsidiary or the Business as the Agent may from time to time reasonably request.

  (b)
  Additional Reporting.  Deliver to the Agent and each of the Lenders:

  (i)
  promptly upon the Borrower obtaining knowledge of the occurrence of any Default or Event of Default, written notice specifying the nature thereof and the action the Borrower proposes to take or has taken with respect thereto;

  (ii)
  promptly upon the Borrower obtaining knowledge of the commencement thereof, written notice of any litigation, including arbitration, and of any proceedings before any Official

      Body where the amount involved exceeds $500,000 (or the equivalent amount in any other currency);

    (iii)
    with reasonable promptness, such other information respecting the business, operations and financial condition of the Borrower or any Material Subsidiary as the Agent and the Lenders may from time to time reasonably request;

    (iv)
    promptly upon becoming aware of any development or other information which might reasonably be expected to have a Material Adverse Effect, notice by telephone or facsimile transmission specifying the nature of such development or information and such anticipated effect;

    (v)
    promptly at the end of each Financial Quarter and each Financial Year of the Borrower or any Material Subsidiary, a Borrower's Certificate certifying compliance with the terms and conditions of this Agreement and the covenants contained in this Section 9.1(l)(s); and

    (vi)
    promptly upon execution thereof, a copy of any replacement for or amendment of any Material Contract entered into after the date hereof, together with such documents as the Agent shall require in order to subject the same to the charge of the Security Documents.

  (c)
  Corporate Existence.  Preserve and maintain in full force and effect its corporate existence and all qualifications to carry on the Business, including without limitation, all rights (statutory and other) and all Consents and Authorizations relating thereto.

  (d)
  Compliance with Laws, etc.  Comply with all applicable Laws (including Environmental Laws, in respect of which the Borrower shall forthwith upon receipt provide to the Agent copies of any material Authorization) non-compliance with which would have a Material Adverse Effect, and duly observe in all material respects all Consents and Authorizations and valid requirements of Official Bodies.

  (e)
  Payment of Taxes and Claims.  Pay and discharge before the same shall become delinquent:

  (i)
  all Taxes, assessments and Official Body charges or levies imposed upon or in respect of the Business or any of the Borrower's assets or properties; and

  (ii)
  all lawful claims (including without limitation claims for labour, materials, supplies or services) which, if unpaid, might become a Lien upon or in respect of the Business or any of the Borrower's assets or properties;

      except, in each case, any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and for which the Borrower has maintained adequate reserves therefor and no Liens (except Permitted Encumbrances) have attached.

  (f)
  Keeping of Books.  Keep proper books of record and account in respect of the Business, in which full and correct entries shall be made of all financial transactions and the assets and operations in respect of the Business in accordance with Generally Accepted Accounting Principles.

  (g)
  Visitation, Inspection, etc.  Permit the Agent or any of the Lenders or any representative thereof on reasonable notice to visit and inspect the Business, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts in respect of the Business and statutory withholdings, remittances and payments applicable to the Borrower with the officers of the Borrower all at such reasonable times during normal office hours and as often as the Agent or any of the Lenders or any representative thereof may reasonably request. The Borrower further agrees to cooperate generally with the Agent's in-house environmental experts and to provide such information as may be reasonably requested so as to permit such Persons to fulfil their obligations to the Lenders or the Agent.

  (h)
  Insurance.  Maintain the Insurance with reputable insurers.

  (i)
  Evidence of Insurance.  From time to time upon request of the Agent promptly furnish or cause to be furnished to the Agent evidence, in form and substance satisfactory to the Lenders, of the maintenance of the Insurance and all other insurance required to be maintained by Section 9.1(1)(h), including, but not limited to, such originals or copies as the Agent may request of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments.

  (j)
  Properties in Good Condition.  Keep, and cause each Material Subsidiary to keep, its properties, including, without limitation, the Lands, in a materials respects in good repair, working order and condition (reasonable wear and tear excepted) consistent with all Consents, Authorizations, applicable Laws and all Material Contracts and, from time to time, (i) make, and cause each Material Subsidiary to make, all needful and proper repairs, renewals, replacements, additions and improvements thereto, so that the Business carried on may be properly and advantageously conducted at all times in accordance with prudent business management and (ii) prevent, and cause each Material Subsidiary to prevent, the termination or suspension, for any period of time, of any of their respective right, title and interest in and to any Authorization or Consent.

  (k)
  Notice of Default.  Promptly notify the Agent and all the Lenders in writing of any Default or Event of Default or any default, or event, condition or occurrence which with notice or lapse of time, or both, would constitute a default, under any agreement for borrowed money to which the Borrower is a party and under which the Borrower owes at least Cdn. $250,000 (or the Equivalent Amount in any other currency).

  (l)
  Maintain Title.  Maintain, and cause each Material Subsidiary to maintain, and, as soon as reasonably practicable, defend and take, and cause such Material Subsidiary to defend and take, all action necessary or advisable at any time and from time to time to maintain, defend, exercise or renew (for the longest time or times which are advantageous on the most favourable terms) their respective right, title and interest to all its property and assets, including, without limitation, the Lands.

  (m)
  Use of Proceeds, etc.  Use the proceeds of any Accommodation made available to it hereunder for the purposes set out in Section 1.1 in respect of the Credit Facility to which such Accommodation relates.

  (n)
  Pay Obligations to Lender and Perform Other Covenants.  Make full and timely payment of its obligations hereunder, whether now existing or hereafter arising, and duly comply with all the terms and covenants contained in each of the Credit Facility Documents, all at the times and places and in the manner set forth therein after giving effect to all applicable grace periods provided for therein, and except for the filing of renewal statements and the making of other filings by the Agent as a secured party, at all times take all action necessary to maintain the Liens provided for under or pursuant to this Agreement and the Security Documents as valid and perfected first Liens on the property intended to be covered thereby (subject only to Permitted Encumbrances) and supply all information to the Agent which is reasonably necessary for such maintenance.

  (o)
  Notices of Official Body Act.  Promptly notify the Agent in writing of any notice of any action by any Official Body, or any action, suit, proceeding or investigation (or any basis therefor) pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any Material Subsidiary before any Official Body, that if adversely determined could reasonably be anticipated to have a Material Adverse Effect.

  (p)
  Performance of Contracts.  Comply with all material obligations under the Material Contracts to be performed by it (after allowing for all applicable grace periods in such contracts), and enforce or secure the performance, within a reasonable time, of each and every material obligation, covenant, condition and agreement contained in such contracts by the other parties thereto to be performed (including, without limitation, the prompt billing and collecting of receivables) where the failure to comply, enforce or secure could reasonably be anticipated to have a Material Adverse Effect.

  (q)
  [Intentionally Blank].

  (r)
  Further Assurances.  At its cost and expense, upon request of the Agent, duly execute and deliver, or cause to be duly executed and delivered, to the Agent such further instruments and do and cause to be done such other acts as may be necessary or proper in the reasonable opinion of the Lenders to carry out more effectually the provisions and purposes of this Agreement and the other Credit Facility Documents including, without limitation, the provisions of Section 12.15.

  (s)
  Financial Covenants.  Ensure that:

  (i)
  as at the last day of each Financial Quarter of the Borrower, the ratio of Funded Debt to EBITDA (calculated on a rolling four quarter basis) shall not be greater than:

  (A)
  for the 1999 Financial Year of the Borrower, 4.0:1;

  (B)
  for the 2000 Financial Year of the Borrower, 3.0:1; and

  (C)
  thereafter, 2.0:1;

    (ii)
    as at the last day of each Financial Quarter of the Borrower, the ratio of EBITDA to Interest on all Funded Debt on which Interest Expense is paid (calculated on a rolling four quarter basis) shall not be less than:

    (A)
    for the 1999 Financial Year of the Borrower, 2.75:1;

    (B)
    for the 2000 Financial Year of the Borrower, 3.5:1; and

    (C)
    thereafter, 4.0:1;

    (iii)
    as at the last day of each month, the Borrower's Shareholder Equity shall not be less than Cdn. $33,000,000 plus 75% of annual positive net earnings and 100% of the proceeds of any offering of Securities;

    (iv)
    as at the last day of each month, the Borrower's ratio of Current Assets to Current Liabilities is not less than 1.25:1; and

    (v)
    as at the last day of each Financial Quarter of the Borrower, the ratio of EBITDA to Fixed Charges (calculated on a rolling four quarter basis) shall not be less than 1.05:1.

  (t)
  Material Subsidiaries.  In the event the business of any Subsidiary of the Borrower which is not a Material Subsidiary as at the Closing Date includes any portion of the Business or the assets of such Subsidiary include any asset used in the Business, such Subsidiary shall be deemed to be an additional Material Subsidiary hereunder and shall take all such action and grant all such Security (including, without limitation, any guarantees) as required of Material Subsidiaries pursuant to Article 7 hereof.

  (u)
  Year 2000 Compliance.  Ensure, and cause each Material Subsidiary to ensure, that each of them takes all necessary and appropriate steps on an ongoing basis to ascertain the extent of, quantify and successfully address business and financial risks facing it as a result of the Year 2000 Challenge, including risks resulting from the failure of its key customers and suppliers to address successfully the Year 2000 Challenge, and continue to implement and cause each Material Subsidiary to continue to implement, as necessary and appropriate, the Year 2000 work plan and on a timely basis take adequate steps to avoid the Year 2000 Challenge in a material respects, except where failure could not reasonably be expected to have a Material Adverse Effect and obtain and cause each Material Subsidiary to obtain the same assurance from all Persons who become Material Contract Counterparties subsequent to the Closing Date with respect to the subject matter of the relevant Material Contract.

  (v)
  Affiliates.  To the extent within its control, ensure that, after Closing and upon any Accommodation being made hereunder, (i) the Borrower is Controlled by GFI Energy Ventures LLC, Oaktree Capital Management and Rothschild Investment Trust Capital Partners, (ii) Holdings maintains an equity investment in the Borrower by way of Ownership of 184,985 Class A Common Shares and 184,995 Class A Preference Shares in the capital of the Borrower and GFI-PML maintains an equity investment in the Borrower by way of ownership of 107,702 Class B Common Shares and 107, 702 Class B Preference Shares in the Capital of the Borrower; (iii) the equity investments maintained by Holdings and GFI-PML are not less than $36,000,000 in the aggregate; and (iv) the Investors maintain an investment by way of Subordinated Debt in the Borrower in an amount of not less than $7,200,000 pursuant to the Notes.

    Section 9.2  Negative Covenants.  Until the Obligations are paid and satisfied in full and this Agreement has been terminated, the Borrower shall not (or if applicable shall not permit the relevant action to take place), unless the Majority Lenders otherwise consent in accordance with the provisions of this Agreement (such consent not to be unreasonably withheld):

  (a)
  Liens.  Create, incur, assume or suffer to exist, or allow or cause any Material Subsidiary to create, incur, assume or suffer to exist, any Lien on any of its or such Material Subsidiary's property or assets now owned or hereafter acquired other than the Liens created by the Security and by the Derivative Instruments and any Permitted Encumbrances.

  (b)
  Debt.  Create, incur, assume or suffer to exist, or allow or cause any Material Subsidiary to create, incur, assume or suffer to exist, contingently or otherwise, Debt other than (i) the Obligations (including, without limitation, Debt comprising obligations of the Borrower under the Derivative Instruments entered into in accordance herewith), (ii) Debt under or secured by Purchase Money Mortgages or Financing Leases which are Permitted Encumbrances, (iii) Debt by way of endorsement of negotiable instruments incurred or created in the ordinary course of Business for the purpose of carrying on same, (iv) Subordinated Debt, and (v) prior to a Default or Event of Default, Debt in respect of management fees payable to GFI One LLC not in excess of Cdn. $300,000 per annum.

  (c)
  Disposal of Assets.  Subject to Section 9.3, in any one Financial Year, sell, exchange, lease, release or abandon or otherwise dispose of, or allow or cause any Material Subsidiary to sell, exchange, lease, release or abandon or otherwise dispose of, any of its property or assets other than: (i) property or assets (including, without limitation, all property and assets which has become unserviceable, unnecessary or undesirable in connection with the Business and which are replaced (to the extent that prudent business practice dictates such replacement) with other property which has a similar usefulness to the Business at the time of such replacement) having an aggregate value of not more than Cdn. $500,000 based on the greater of net book value or the value determined by the sale, exchange, lease, release or other disposal of such property or asset; and (ii) property or assets that are Inventory and which are sold, exchanged, leased, released or disposed of in the ordinary course of business.

  (d)
  Change in Nature of Business.  Make, or allow or cause any Material Subsidiary to make, any material change in the nature of the Business.

  (e)
  Capital Expenditures.  Permit or make, or allow or cause any Material Subsidiary to permit or make, any Capital Expenditures in respect of the Business in any Financial Year of the Borrower except Capital Expenditures as approved by the Majority Lenders pursuant to the Business Plan which amount shall not be cumulative from one Financial Year of the Borrower to another Financial Year of the Borrower.

  (f)
  Mergers, etc.  Enter into or agree to enter into, or allow or cause any Subsidiary (including, without limitation, any Material Subsidiary) to enter into, or agree to enter into, any transaction (whether by way of reconstruction, reorganization, consolidation, combination, amalgamation, merger, transfer, sale, lease, modification or otherwise) whereby (i) all or substantially all of the Borrower's or such Subsidiary's undertaking, property or assets would become the property of any other Person or the continuing corporation resulting therefrom, or (ii) a Change of Control would occur.

  (g)
  Distributions.  Prior to the occurrence of a Default or an Event of Default, make or allow or cause any Material Subsidiary to make or allow any payment on account of or redemption or distribution or return of capital (including, without limitation, cash dividends, any repayment of shareholder loans or any interest or other amounts payable on the Notes) to any shareholder or holder of Securities other than the payment of a management fee to GFI One LLC not exceeding Cdn. $ 300,000 per annum; and upon the occurrence of a Default or an Event of Default, make, or allow or cause any Material Subsidiary to make or allow any such payment whatsoever.

  (h)
  Loans and Investments.  Except as permitted pursuant to the provisions of this Agreement, make, or allow or cause any Material Subsidiary to make, other than in the normal course of business and for purposes of carrying on the same, any loans or advances, whether secured or unsecured, to any Person or make or commit to make any capital contributions to or any purchase of any shares or any other equity investment in any other Person; provided that the Borrower or any Material Subsidiary, as the case may be, may make investments in Approved Securities.

  (i)
  Agreements with Affiliates.  Enter into, or allow or cause any Material Subsidiary to enter into, any agreements or arrangements with an Affiliate on terms less favourable to the Borrower or such Material Subsidiary than would be obtained from an arm's length third party.

    Section 9.3  Change in Circumstances.  At such time that the Borrower's ratio of Funded Debt to EBITDA is less than 2:1 for a minimum of four consecutive Financial Quarters of the Borrower, and if requested by the Borrower, the Lenders may, but shall have no obligation to, consider allowing the Borrower to make payments (i) on account of interest payable under the Notes and (ii) on account of principal due and payable under the Notes pursuant to an amortization schedule to be mutually agreed upon by the Borrower and the Agent for and on behalf of the Lenders.

ARTICLE 10
EVENTS OF DEFAULT

    Section 10.1  Events of Default.  An Event of Default shall have occurred and be continuing in respect of the Borrower if:

  (a)
  Payment of Principal.  The Borrower shall fail to pay any principal hereunder or the Face Amount of any Bankers' Acceptance, Draft or Bankers' Acceptance Equivalent Note when the same becomes due and payable or to reimburse the Operating Lender in respect of any Letter of Credit when required hereunder;

  (b)
  Payment of Interest, Etc.  The Borrower shall fail to pay any interest hereunder when the same becomes due and payable or the Borrower shall fail to pay any fees or other amounts payable hereunder when the same becomes due and payable (including, without limitation, those amounts due and payable pursuant to Section 2.5(3)), and in any such case such failure shall remain unremedied for a period of three Business Days following notice from the Agent to the Borrower;

  (c)
  Representations and Warranties Incorrect.  Any representation or warranty made by the Borrower or any Material Subsidiary herein or in any other Credit Facility Document, or any representation, warranty or certification made by the Borrower or any Material Subsidiary (or any of their officers) in any certificate or other writing delivered in connection with any of the Credit Facility Documents, or any representation or warranty deemed to be made by the Borrower or any Material Subsidiary as provided herein or therein, shall prove to have been incorrect in any material respect when made or deemed to be made and in any case such failure shall remain unremedied for a period of 30 Business Days following notice from the Agent to the Borrower;

  (d)
  Failure to Perform Negative Covenants.  The Borrower shall fail to observe any negative covenants contained in Section 9.2;

  (e)
  Failure to Perform Other Covenants.  The Borrower shall fail to perform or observe any other term, covenant or agreement contained in any of the Credit Facility Documents and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent;

  (f)
  Failure to Pay Debts to Third Parties.  The Borrower or any Material Subsidiary shall fail to pay the principal of or premium or interest on any Debt which is outstanding in an aggregate principal amount in excess of Cdn. $250,000 (or the equivalent amount in any other currency) in respect of the Borrower or such Material Subsidiary when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist, and shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of Debt of the Borrower or such Material Subsidiary which is outstanding in an aggregate principal amount exceeding Cdn. $250,000 (or the equivalent amount in any other currency);

  (g)
  Failure to Pay Debts Generally.  The Borrower or any Material Subsidiary shall commit or permit to exist any Event of Bankruptcy in respect of the Borrower or such Material Subsidiary;

  (h)
  Judgments.  Any judgment or order for the payment of money in excess of Cdn. $500,000 (or the Equivalent Amount) in respect of the Borrower or any Material Subsidiary shall be rendered against the Borrower or such Material Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of ten consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

  (i)
  Security Unenforceable.  This Agreement or any Credit Facility Document shall, at any time after execution and delivery and for any reason (other than in accordance with their respective terms or with the unanimous consent of the Lenders), cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability of any thereof shall be contested by the Borrower, or any Material Subsidiary or any other party thereto, or the Borrower, or any Material Subsidiary or any other such party shall deny that it has any or further liability or obligation thereunder;

  (j)
  Challenge to Security.  Any of the Security shall at any time after the execution and delivery of the relevant Security Document and for any reason (other than with the unanimous consent of the Lenders) cease to constitute a valid and subsisting Lien (subject only to Permitted Encumbrances) in respect of the assets and properties referred to therein or cease to rank in priority in the manner contemplated herein other than by reason of the act or omission of the Agent or the Lenders;

  (k)
  Ceasing to Carry on Business.  The Borrower or any Material Subsidiary shall cease to carry on the Business or the part of the Business to be conducted by it;

  (l)
  Expropriation.  All or substantially all of the assets or properties of the Business shall be taken by any Official Body by the exercise of any power of expropriation, condemnation or eminent domain;

  (m)
  Change of Control.  (i) There shall be a Change of Control in respect of the Borrower; (ii) any Material Subsidiary shall cease to be Controlled by the Borrower; (iii) Holdings shall cease to maintain an equity investment in the Borrower by way of ownership of 184,985 Class A Common Shares and 184,985 Class A Preference Shares in the capital of the Borrower and GFL-PML shall cease to maintain an equity investment in the Borrower by way of ownership of 107,702 Class B Common Shares and 107,702 Class B Preference Shares in the capital of the Borrowers; or (iv) the equity investment of Holdings and GFL-PML in the Borrower is less than $36,000,000 in the aggregate.

  (n)
  Financial Statements.  The audited Financial Statements of the Borrower in respect of any Financial Year are qualified in any material adverse respect by its auditors;

then in any such event, except as provided in the next following sentence, the Agent may with the consent of the Majority Lenders, and shall at the request of the Majority Lenders, by notice to the Borrower, (i) cancel all the obligations of the Lenders in respect of the Commitments and the Total Commitment (whereupon no further Accommodations may be made and any Notice or request made with respect to an Accommodation occurring on or after the date of such notice or request shall cease to have effect); (ii) declare the Obligations under the Agreement and any Grid Note to be forthwith due and payable (including, without limitation, the Face Amount of all Bankers' Acceptances, Drafts, Bankers' Acceptance Equivalent Notes and Letters of Credit and other obligations for which any Lender is contingently liable), whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; and (iii) take all steps or proceedings as are in the opinion of the Majority Lenders necessary or desirable to preserve and protect the Security including without limitation steps or proceedings to cure defaults or advance monies for the purposes of maintaining any Lease or Material Contract. Upon the occurrence of any event described in Section 10.1(g) above, the Total Outstandings and all interest, fees and other amounts due to the Lenders hereunder shall thereupon become and be forthwith due and payable without declaration, presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and the obligation to make further Accommodations hereunder (including, without limitation, the obligation to issue Letters of Credit) shall immediately terminate.

ARTICLE 11
THE AGENT

    Section 11.1  Authorization and Action.  Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto and the Lenders and the Borrower acknowledge that all instructions, decisions and requests for decisions not otherwise provided for herein shall be made through the Agent. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of any Grid Note), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders. The Agent shall not be required to take any action pursuant to such instructions or otherwise which exposes the Agent to personal liability or which is contrary to this Agreement or applicable Law.

    Section 11.2  Agent's Reliance, etc.  Neither the Agent nor any of its respective directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing, the Agent (i) may consult with legal counsel (including legal counsel for the Borrower), independent accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it based upon the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Credit Facility Documents; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Credit Facility Documents or any other instrument or document furnished pursuant thereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile transmission, by telex or by hand) believed by it to be genuine and signed or sent by the proper party or parties.

    Section 11.3  Agent as Lender.  With respect to its Commitment, the Accommodations made by it and any Grid Note, any Lender who is also the Agent hereunder shall have the same rights and powers under this Agreement as any other Lender hereunder and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include the Agent in its individual capacity as Lender. The Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with the Borrower or any Person who may do business with or own securities of the Borrower, all as if it were not the Agent and without any duty to account therefor to the Lenders.

    Section 11.4  Leader Credit Decisions.  (1) Each Lender acknowledges that it has, independently and without reliance upon the Agent and based on the financial statements of the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

    (2) Except for information and reports provided to the Lenders directly by the Borrower, the Agent agrees to provide information and reports required to be provided to it by the Borrower hereunder to the Lenders upon request.

    Section 11.5  Funds Held by the Agent.  All funds held by the Agent under this Agreement for payment to the Borrower or to the Lenders shall be deemed to be held in trust by the Agent to be applied in accordance with this Agreement.

    Section 11.6  Indemnification.  Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower) rateably (according to the amount of its Commitment) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, demands, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Credit Facility Documents or any action taken or omitted by the Agent under the Credit Facility Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, demands, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Agent in its capacity as Agent. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its rateable share of any out-of-pocket expenses (including counsel fees and disbursements) incurred by the Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities of the Agent under, the Credit Facility Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

    Section 11.7  Successor Agent.  The Agent may resign by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Lenders (other than any Lender which acts in the capacity of Agent) at any time having in the aggregate at least 66 2/3% of the Commitments remaining after deduction of the amount of the Commitment of any Lender which also acts in the capacity of Agent, shall have the right to appoint a successor Agent. The Lenders are entitled to make such appointment subject to the consent of the Borrower, such consent not to be unreasonably withheld. If no successor Agent shall have been so appointed by such appointing Lenders, and shall have accepted such appointment, within 30 days after the giving of notice of resignation by the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be all the remaining Lenders. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. Notwithstanding the retiring Agent's resignation or removal hereunder as Agent, the provisions of this Agreement shall enure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE 12
MISCELLANEOUS

    Section 12.1  Records.  The unpaid principal amount of the Accommodations, the unpaid interest accrued thereon, the interest rate or rates applicable to any unpaid principal amounts, the duration of such applicability, the date of issue, Face Amount and maturity of all Bankers' Acceptances, Drafts and Bankers' Acceptance Equivalent Notes and Letters of Credit, any Commitment of a Lender and the Total Commitment shall at all times be ascertained from the records of the Agent, which shall be conclusive absent manifest error, fraud, dishonesty or improper conduct, and a certificate of any officer of the Agent as to such records shall be conclusive evidence of such records.

    Section 12.2  Brokerage.  The Agent and the Lenders represent that it and they have not engaged any broker in connection with this Agreement and the extension of the Credit Facilities. Neither the Agent nor the Lenders shall be liable in any way for the payment of any brokerage fees or commissions to any broker or other Person entitled or claiming to be entitled to same in connection herewith and the transactions contemplated hereby, and the Borrower by acceptance hereof agrees to hold the Agent and the Lenders harmless from all claims for brokerage fees or commissions which may be made in connection with the transactions contemplated hereby.

    Section 12.3  Lender Approval, Amendments, etc.  (1) Except as expressly provided otherwise herein and subject to Section 12.3(2), (i) all references in this Agreement to "Lenders" shall mean the Majority Lenders and (ii) no amendment or waiver of any provision of this Agreement or of any of the other Credit Facility Documents, nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

    (2) No amendment, waiver or consent shall, unless in writing and signed by all the Lenders (i) waive any of the conditions specified in Article 5; (ii) except as provided for in this Agreement, increase the Commitment of any Lender or subject any Lender to any additional obligation; (iii) reduce the principal of, or interest on, the Accommodations or any Grid Note or any fees hereunder; (iv) postpone any date fixed for any payment of principal of, or interest on, the Accommodations or any Grid Note or any fees hereunder; (v) except as provided for in this Agreement, change (A) the amount of a Lender's Commitment or the Commitment, (B) the aggregate unpaid principal amount of the Accommodations or any Grid Note, (C) the number of Lenders required for the Lenders or any of them to take any action hereunder, or (D) amend the Security; (vi) amend Section 6.2; or (vii) amend this Section 12.3. The granting of such amendment, waiver or consent shall be in the sole discretion of each Lender and may be arbitrarily declined or withheld by such Lender. Where an amendment, waiver or consent referred to herein has been approved by the Majority Lenders, but not by all the Lenders, the Agent shall notify the Borrower and each Lender of such fact and shall identify the Lender or Lenders approving of such amendment, waiver or consent and the Lender or Lenders which do not approve of such amendment, waiver or consent.

    (3) No amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Lenders, affect the rights or duties of the Agent under the Credit Facility Documents.

    (4) As among the Agent and the Lenders, and unless otherwise provided for herein, no action affecting the rights or duties of the Agent or the Lenders, other than an action by the Agent with respect to matters of a purely administrative nature, shall be taken without the consent of the Majority Lenders.

    Section 12.4  Notices, etc.  (1) Except as otherwise expressly provided herein, all notices, requests, demands, directions and communications by one parry to the other shall be sent by telex, telecopy or similar means of recorded communication or hand delivery, and shall be effective when hand delivered or, in the case of telex, telecopy or similar means of recorded communication, when received. All such notices shall be given to a party at its address given on the signature pages of this Agreement, or in accordance with any unrevoked written direction from such party to the other party in accordance with this Section.

    (2) Except as otherwise provided hereunder, all deliveries of financial statements and other documents to be made by the Borrower to the Lenders hereunder shall be made by making delivery of such financial statements and documents directly to the Agent and each of the Lenders at their addresses set out on the signature pages of this Agreement (or in any assumption agreement entered into by an Assignee of this Agreement or any interests hereunder), or to such other address as the Agent or a Lender may from time to time notify to the Borrower. All such deliveries shall be effective only upon actual receipt.

    Section 12.5  Reimbursement for Certain Expenses.  The Borrower shall pay or cause to be paid and shall indemnify and save the Agent (in respect of (a) and (b) below) and the Agent and the Lenders (in respect of (c) below) harmless against liability for the payment of all reasonable out-of-pocket expenses, including without limitation:

  (a)
  counsel, consultant, travel, appraisal, survey and environmental audit fees and disbursements (including legal fees and disbursements on a solicitor and a solicitor's own client basis) incurred by the Agent in respect of the completion of the transactions contemplated hereby;

  (b)
  counsel, appraisal, survey and environmental audit fees and disbursements (including legal fees and disbursements on a solicitor and a solicitor's own client basis) incurred by the Agent and the Lenders in connection with: (i) the development, preparation, execution and interpretation of this Agreement or the other Credit Facility Documents or any agreement or instrument contemplated hereby or thereby; (ii) on-site inspections and environmental assessments by the Agent or its representatives; (iii) routine periodic audits; (iv) advice of counsel to the Agent as to the rights and duties of the Agent and the Lenders with respect to the administration of the Credit Facility, the Credit Facility Documents or any transaction contemplated hereunder or thereunder; (v) the enforcement or preservation of rights under the refinancing, renegotiation or restructuring of Obligations or Accommodations under this Agreement or the other Credit Facility Documents or any agreement or instrument contemplated hereby or thereby; (vi) any repayment, prepayment of or redeployment or provision of funds or breakage costs in respect of Bankers Acceptances, Drafts or Bankers' Acceptance Equivalent Notes or LIBOR Advances; or (vii) any requested amendments, waivers or consents pursuant to the provisions hereof or of the other Credit Facility Documents, including such expenses as may be incurred by the Agent or a Lender in the collection of the Obligations or any litigation, proceeding, dispute or so-called "work-out" in any way relating to the Obligations or the Credit Facility Documents, and

  (c)
  all such expenses in connection with (i) the Borrower's failure to complete an Accommodation or conversion or election in respect thereof or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder; (ii) the Borrower's failure to provide for the payment to the Agent or a Lender of the full principal amount of any Bankers' Acceptance, Draft, Bankers' Acceptance Equivalent Note or Letter of Credit on its maturity date; (iii) the Borrower's failure to pay any other amount including, without limitation, any interest or fees due under any Credit Facility Document on its due date; (iv) the repayment or prepayment of or provision of funds for or in respect of any outstanding Bankers' Acceptance, Draft, Bankers' Acceptance Equivalent Note or LIBOR Advance before the maturity of such Bankers' Acceptance, Draft, Bankers' Acceptance Equivalent Note or LIBOR Advance (including, without limitation, all redeployment of funds costs or breakage costs); or (v) the Borrower's failure to give any notice required to be given by it to the Agent or the Lenders hereunder.

The obligations of the Borrower under this Section shall survive the making of the Accommodations, the satisfaction and release of the Security, the payment and satisfaction of the indebtedness and liability of the Borrower to the Agent and the Lenders pursuant to this Agreement and the termination of this Agreement.

    Section 12.6  No Waiver; Remedies.  No failure on the part of the Agent or the Lenders or the Borrower to the exercise, and no delay in exercising, any right under any of the Credit Facility Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right under any of the Credit Facility Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

    Section 12.7  Confidentiality.  Subject to the next following sentence, the Agent and the Lenders agree to use reasonable efforts to ensure that any Financial Statements or other information relating to the Business, properties or condition, financial or otherwise, of the Borrower which may be delivered to the Agent and the Lenders pursuant to this Agreement which is not publicly filed or otherwise made available to the public generally (and which is not independently known to the Agent and the Lenders or a Lender) will, to the extent permitted by Law, be treated confidentially by the Agent and the Lenders and will not, except as provided for herein or with the consent of the Borrower, be distributed or otherwise made available by the Agent or a Lender to any Person other than the Agent's and a Lender's employees, authorized agents, counsel or representatives, who shall be made aware of the confidential nature of such information. The Agent and the Lenders are hereby authorized to deliver a copy of any Information Document, Financial Statements or any other information relating to the Business, operations, or financial condition of the Borrower and its Subsidiaries which may be furnished to it under this Agreement or otherwise to (i) any Official Body having jurisdiction over the Agent or any Lender, if required by such Official Body (ii) any Subsidiary or Affiliate of the Agent or any Lender to whom such information needs to be disclosed by reason of internal credit policy or for any other proper reason directly related to the advancement of the intents and purposes of this Agreement, and (iii) any proposed Assignee hereunder. Any such Official Body, Subsidiary or Affiliate or Assignee to whom such information is disclosed shall be made aware of the confidential nature of such information.

    Section 12.8  Increased Costs, Expenses and Indemnity.  (1) Subject to the proviso in Section 12.15(3), if, in respect of any Lender (i) the introduction of any Law or any change in an applicable Law or any change in the interpretation or application by any Official Body of any Law occurring or becoming effective after the date hereof (other than changes in the rate of Taxes measured by or imposed on the overall net income of such Lender, changes in the method of calculation of net income for income tax purposes and changes in capital taxes); or (ii) compliance by such Lender with any direction, request or requirement (whether or not having the force of Law) of any Official Body made after the date hereof (including, without limitation, any change or amendment to the Bank for International Settlements' Paper on Capital Convergence, as implemented in Canada by the Office of the Superintendent of Financial Institutions' Release dated August 19, 1988 and the Draft Discussion Paper dated February, 1991 and any other implementation measure taken prior to May 9, 1991), shall have the effect of:

  (a)
  increasing the cost to such Lender of performing its obligations under this Agreement or in respect of any Accommodation including, without limitation, the costs of maintaining any capital, reserve or special deposit requirements with respect to this Agreement or any Accommodation or with respect to its obligations hereunder or thereunder;

  (b)
  requiring such Lender to maintain or allocate any capital (including a requirement affecting such Lender's allocation of capital to its obligations) or additional capital in respect of its obligations under this Agreement or in respect of any Accommodation or its total capital as a result of entering into this Agreement;

  (c)
  reducing any amount payable to such Lender under this Agreement or in respect of any Accommodation by or in an amount it deems material; or

  (d)
  causing such Lender to make any payment or forgo any return on or calculated by reference to any amount received or receivable by such Lender in respect of any Accommodation under this Agreement or otherwise,

(other than, in any of the above-mentioned cases, any reduction in any amount payable to such Lender or foregone return resulting from the imposition of income tax or a higher rate of income tax or other special tax relating to such Lender's income in general), the Borrower shall, on demand, pay to the Agent for and on behalf of such Lender such amounts calculated by such Lender as such Lender may specify to be necessary to compensate such Lender for any such additional cost, reduction, payment or forgone return. A certificate of such Lender as to the amount of any such additional cost, reduction, payment or forgone return, submitted to the Borrower by such Lender in good faith, shall be conclusive and binding for all purposes absent manifest error.

    (2) The Lenders agree that: (i) the increased costs payable pursuant to this Section shall not include those resulting from Law, or any interpretation or application of, or direction, request or requirement under Law of which the Lenders had knowledge prior to the date hereof or any penalty or other charges payable by a Lender due to its failure to pay or delay in paying any amount required to be paid by it, and (ii) each Lender will use all reasonable efforts to minimize amounts payable by the Borrower under this Section, including all reasonable efforts to obtain refunds or credits.

    Section 12.9  Taxes, Costs, etc.  (1) Subject to the proviso in Section 12.15(3), all payments by the Borrower under this Agreement and the other Credit Facility Documents shall be made free and clear of, and without deduction or withholding for, Taxes unless such Taxes are required by Law to be deducted or withheld. If the Borrower shall be required by Law to deduct or withhold any Taxes from or in respect of any sum payable under this Agreement or the other Credit Facility Documents (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this Section) the Lenders receive an amount equal to the sum they would have received if no deduction or withholding had been made; (ii) the Borrower shall make such deductions or withholdings; and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable Law.

    (2) The Borrower shall pay all Taxes which arise from any payment made under any of the Credit Facility Documents or from the execution, delivery or registration of, or otherwise in respect to, any of the Credit Facility Documents.

    (3) The Borrower shall indemnify and save harmless the Agent and the Lenders for the full amount of Taxes levied by any jurisdiction in Canada on, or in relation to, any sum received or receivable hereunder by the Lenders (other than income or capital taxes). Payment under this indemnification shall be made within 30 days from the date the Agent makes written demand therefor. A certificate as to the amount of such Taxes submitted to the Borrower by the Agent shall be conclusive evidence, absent manifest error, of the amount due from the Borrower to the Lenders.

    (4) Without prejudice to the survival of any other agreement or obligation of the Borrower hereunder, the obligations of the Borrower under this Section shall survive the making of Accommodations, the satisfaction and release of the Security, the payment and satisfaction of the indebtedness and liabilities of the Borrower to the Agent and the Lenders pursuant to this Agreement and the termination of this Agreement.

    Section 12.10  Indemnities.  (1) The Borrower shall indemnify and hold harmless each of the Agent, the Lenders, their officers, directors, employees, agents and shareholders from and against and in respect of any and all losses, liabilities, damages, costs, expenses, judgments, suits, claims, awards, fines, sanctions and liabilities of any and every kind whatsoever (except with respect to the Agent's own negligence or willful misconduct) which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Credit Facility Documents or any action taken or omitted by the Agent under the Credit Facility Documents.

    (2) The Borrower shall indemnify and hold harmless each of the Agent, the Lenders, their officers, directors, employees, agents and shareholders from and against and in respect of any and all losses, liabilities, damages, costs, expenses, judgments, suits, claims, awards, fines, sanctions and liabilities of any and every kind whatsoever (including, without limitation, (i) the costs of defending and/or denying and/or counterclaiming or claiming over against third parties in respect of same, (ii) any cost, liability or damage arising out of a settlement of any action entered into by the Agent or the Lenders with or without the consent of the Borrower, (iii) the costs of preparing any environmental assessment or other such report and (iv) the costs of any remedial action (if any) taken by the Agent or the Lenders), which at any time or from time to time may be paid or incurred by or asserted against the Agent or the Lenders for, arising out of, with respect to, or as a direct or indirect result of:

  (a)
  a Release of Contaminant in connection with the Business or the Borrower's or any Material Subsidiary's property or from the Lands into or upon the Environment (including, without limitation, any land, the atmosphere, or any watercourse, body of water or wetland); or

  (b)
  the remedial action (if any) taken by the Agent or the Lenders in respect of any Release of Contaminant.

The liability of the Borrower to indemnify the Agent or the Lenders as set out in this Section shall survive the making of Accommodations, the satisfaction and release of the Security, the payment and satisfaction of the indebtedness and liability of the Borrower to the Agent and the Lenders pursuant to this Agreement and the termination of this Agreement.

    Section 12.11  Right of Set-Off.  Upon the occurrence and during the continuance of any Event of Default each Lender shall have the right, at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower, against any and all of the obligations of the Borrower now or hereafter existing under any of the Credit Facility Documents, irrespective of whether or not the Agent shall have made, or the Majority Lenders shall have elected to make, any demand under any of the Credit Facility Documents and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower and the Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which any Lender or the Agent may have.

    Section 12.12  Judgment Currency.  (1) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any Grid Note to the Agent or the Lenders from the Original Currency into the Judgment Currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the Original Currency with the Judgment Currency on the Business Day preceding that on which final judgment is paid or satisfied.

    (2) The obligations of the Borrower in respect of any sum due in the Original Currency from it to the Agent or the Lenders under any of the Credit Facility Documents shall, notwithstanding any judgment in any Judgment Currency, be discharged only to the extent that on the Business Day following receipt by the Agent or the Lenders, as the case may be, of any sum adjudged to be so due in such Judgment Currency, the Agent may in accordance with normal banking procedures purchase the Original Currency with such Judgment Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Agent or the Lenders, as the case may be, in the

Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the Lenders, as the case may be, against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Agent or the Lenders, as the case may be, in the Original Currency, the Agent or the Lenders, as the case may be, agree to remit such excess to the Borrower.

    Section 12.13  Governing Law.  The Credit Facility Documents shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and of Canada applicable therein and shall be treated in all respects as British Columbia contracts.

    Section 12.14  Consent to Jurisdiction.  (1) The Borrower hereby irrevocably submits to the jurisdiction of any British Columbia court sitting in Vancouver, British Columbia, in any action or proceeding arising out of or relating to this Agreement, or any other Credit Facility Document, and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such British Columbia court. The Borrower hereby irrevocably waives, to the fullest extent each may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

    (2) Nothing in this Section shall affect the right of the Agent or the Lenders to serve legal process in any other manner permitted by Law or affect the right of the Agent or the Lenders to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

    (3) If the Borrower ceases to be incorporated in British Columbia, the Borrower will appoint an agent in British Columbia to receive service of any legal process in connection with the Credit Facility Documents and shall promptly give notice to the Agent of the identity and location of such agent.

    Section 12.15  Successors and Assigns.  (1) This Agreement shall become effective when it is executed by the parties and thereafter shall be binding upon and enure to the benefit of the Borrower, and its respective successors and assigns, the Agent and its successors and assigns and each Lender and its successors and permitted assigns.

    (2) The Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written unanimous consent of the Lenders, which consent may be arbitrarily withheld.

    (3) A Lender from time to time, after notice to the Borrower but without any requirement for consent by the Borrower, may assign or grant a participation in all of or any undivided portion of its interest in and its rights and obligations under this Agreement and the other Credit Facility Documents to any Person or number of Persons on such terms and conditions as such Lender shall approve in its sole discretion; provided that the Borrower shall not be under any obligation to pay by way of withholding tax or otherwise any greater amount than it would have been obliged to pay if such Lender had not made an assignment or granted a participation.

    (4) Subject to Section 12.7 hereof, a Lender may give any Assignee or proposed Assignee copies of the Financial Statements, the Information Documents and other reports and all other information furnished to it by or on behalf of the Borrower for the purposes of this Agreement or the other Credit Facility Documents.

    (5) Without limiting its obligations hereunder, the Borrower shall give such certificates, acknowledgements and further assurances in respect of this Agreement and the Credit Facility Documents as a Lender may reasonably require in connection with any assignment or participation pursuant to this Section including, without limitation, the entering into of any restatement of, or amendment to, this Agreement or any modification or amendment agreements in respect of the other Credit Facility Documents (reasonably) requested by the Agent and any expenses of the type described in Section 12.5 incurred by the Agent or the Lenders in respect of any assignment or participation shall be for the account of the Borrower.

    (6) Upon an assignment of its rights hereunder, a Lender may, but shall not be bound to, deliver to the Borrower an agreement by which an Assignee assumes the obligations and agrees to be bound by all the terms and conditions of this Agreement pro tanto as if such Assignee had been an original party hereto. Upon any such assignment and assumption of the obligations of the Lender by an Assignee, the Lender and the Borrower shall be mutually released from their respective obligations to each other hereunder to the extent of such assignment and assumption and shall thenceforth have no liability or obligations to each other to such extent, except in respect of matters which shall have arisen prior to such assignment and assumption.

    (7) Except in the case of an Assignee which has delivered an assumption agreement pursuant to this Section a Lender granting a participation or making an assignment shall act on behalf of all of its Assignees in all dealings with the Borrower in respect of the Credit Facility until such time as the Obligations become repayable; and until such time, no Assignee shall be entitled to exercise any right of set-off, counterclaim, banker's lien or any other claim it may have against the Borrower or with respect to the Credit Facility. Subject to the foregoing, any Assignee shall be and be treated as would be a Lender for all purposes of this Agreement and shall be entitled to the full benefit hereof to the same extent as if it were an original party in respect of the rights and obligations granted or assigned to it.

    Section 12.16  Remedies Independent.  Subject to Section 10.1, the obligations of the Lenders hereunder are several and not joint and, anything in this Agreement to the contrary notwithstanding, each Lender shall have the right to protect and enforce its rights arising out of this Agreement, in respect of amounts due to it hereunder (whether at maturity, by acceleration or otherwise) without it being necessary for any other Lender or the Agent to be joined as an additional party in any proceedings instituted by such Lender with respect to such obligations or without it being necessary for any other Lender or the Agent to authorize or consent to the institution of any such proceedings.

    Section 12.17  Severability.  The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

    Section 12.18  Prior Understandings.  Except with respect to any agreement in respect of the Credit Facilities between the Agent and the Borrower with respect to fees or indemnities not otherwise provided for herein, this Agreement supersedes all prior understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein.

    Section 12.19  Time of Essence.  Time shall be of the essence hereof.

    Section 12.20  Conflict.  In the event of a conflict or inconsistency between the provisions of this Agreement and the provisions of any other Credit Facility Document (including, in particular, (i) the debenture referred to in Section 8.1(a) herein and provisions relating to the rate of interest stated therein, and (ii) the other Security Documents) the provisions of this Agreement shall prevail.

    Section 12.21  Counterparts.  This Agreement may be executed in counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

    IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER
2195 Keating Cross Road	POWER MEASUREMENT LTD.
Saanichton, British Columbia
V8M 2A5
	Per:	/s/ Bradford Forth
Tel: (250) 652-7100		Authorized Signing Officer
Fax: (250) 692-0411
Attn: J. Bradford Forth
THE AGENT
Commerce Place		CANADIAN IMPERIAL BANK OF COMMERCE
400 Burrard Street, 7th Floor Vancouver, British Columbia
V6C 3A6		Per:	/s/ [ILLEGIBLE]
Tel:	(604) 665-2045		Authorized Signing Officer
(604) 665-1144
Attn:	Rick Gibson
	Commercial Lending Specialist Commercial Banking	Per:	/s/ R. A. Gibson Authorized Signing Officer
THE LENDERS
Commerce Place		THE OPERATING LENDERS
400 Burrard Street, 7th Floor
Vancouver, British Columbia		CANADIAN IMPERIAL BANK OF COMMERCE
V6C 3A6
		Per:	/s/ [ILLEGIBLE]
Tel:	(604) 665-2045		Authorized Signing Officer
Fax:	(604) 665-1144
Attn:	Rick Gibson
	Commercial Lending Specialist Commercial Banking	Per:	/s/ R. A. Gibson Authorized Signing Officer

Operating Facility Commitment:
Cdn. $5,000,000

THE TERM LENDERS
Commerce Place		CANADIAN IMPERIAL BANK OF COMMERCE
400 Burrard Street, 7th Floor
Vancouver, British Columbia
V6C 3A6
		Per:	/s/ [ILLEGIBLE]
Tel:	(604) 665-2045		Authorized Signing Officer
Fax:	(604) 665-1144
Attn:	Rick Gibson
	Commercial Lending Specialist Commercial Banking	Per:	/s/ R. A. Gibson Authorized Signing Officer

Term Facility Commitment:
Cdn. $25,000,000

SCHEDULE 1

FORM OF GRID NOTE

[Date]

    FOR VALUE RECEIVED, the undersigned, Power Measurement Ltd. (the "Borrower"), a corporation incorporated under the laws of British Columbia and having its principal office and place of business at  •  , PROMISES TO PAY to or to the order of Canadian Imperial Bank of Commerce (the "Agent") at its office at Commerce Place, 7th Floor, 400 Burrard Street, Vancouver, British Columbia, V6C 3A6, or at such other place as the Agent may designate and at such times as are stipulated in the Multi-Option Credit Facility Agreement dated as of   •  (the "Credit Agreement") among the Lenders (such term, and all other terms defined in the Credit Agreement, and not otherwise defined herein, being used herein as therein defined), the Agent and the Borrower, the principal amount of each type of Advance outstanding hereunder as recorded by the Agent in the column headed "Unpaid Principal Balance" on each of the schedules (the "Grids") attached to and forming part of this Grid Note and interest thereon as hereinafter set forth.(1)

    The Agent shall and is hereby unconditionally and absolutely authorized and directed by the Borrower to attach such additional Grids hereto as may be required from time to time and to record on the Grids, with respect to each Advance under the [Operating] Credit Facility (i) the date and amount of such Advance by the type of Advance and the resulting increase in the Unpaid Principal Balance for such type of Advance; and (ii) the date and amount of each repayment, prepayment or conversion on account of principal paid to the Agent hereunder and the resulting decrease in the Unpaid Principal Balance for such type of Advance. Such notations, in the absence of manifest error, shall be prima facie evidence of such Advances and repayments.

    The Borrower promises to pay interest on the Unpaid Principal Balance for each type of Advance from time to time outstanding from the date hereof until such Unpaid Principal Balance for each type of Advance is nil, at such annual interest rates, and at such times, as are specified in the Credit Agreement.

    This Grid Note is one of the Grid Notes referred to in, and is entitled to the benefits of, the Credit Agreement and is held by the Agent for the benefit of the Lenders.

    The Unpaid Principal Balance for each type of Advance in respect of this Grid Note and Advances remaining, from time to time outstanding and interest thereon are payable in accordance with the provisions of the Credit Agreement.

    The Credit Agreement, among other things, provides for acceleration of the maturity of Advances evidenced hereby upon the happening of certain stated events and also for prepayment on account of principal hereof prior to the maturity of Advances evidenced hereby upon the terms and conditions therein specified.

    The Borrower hereby waives presentment and demand for payment, protest and notice of protest, and notice of dishonour and non-payment.

    This Grid Note shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

    IN WITNESS WHEREOF the Borrower has affixed its corporate seal attested to under the hands of the duly authorized officers in that behalf as of the date first above written.

POWER MEASUREMENT LTD.
Per:
Authorized Signing Officer

(1)
Grids to be attached.

SCHEDULE 2

FORM OF BORROWING NOTICE

[Date]

Canadian Imperial Bank of Commerce
Commercial Banking
Commerce Place
400 Burrard Street, 7th Floor
Vancouver, British Columbia
V6C 3A6

Attention: Rick Gibson

Dear Sirs:

    The undersigned, Power Measurement Ltd. (the "Borrower"), refers to the Multi-Option Credit Facility Agreement dated as of  •  (the "Credit Agreement", the terms defined therein being used herein as therein defined) among Canadian Imperial Bank of Commerce as Agent, the Lenders which are signatories thereto and the Borrower, and hereby gives you notice pursuant to Section 3.2(1) of the Credit Agreement that the Borrower hereby requests a borrowing (a "Borrowing") under the Credit Agreement, and, in that connection, sets forth below the information relating to such Borrowing as required by Section 3.2(1) of the Credit Agreement:

(a)
The date of the Borrowing, being a Business Day, is  •  .

(b)
The type of Advance comprising such Borrowing is  •  .(1)

(c)
The aggregate amount of the Borrowing is  •  .(2)

(d)
The initial Interest Period applicable to such proposed Borrowing is  •  .(3)

Yours truly,
POWER MEASUREMENT LTD.
Per:	Authorized Signing Officer

(1)
Specify LIBOR Advance, Prime Rate Advance or U.S. Base Rate Advance.

(2)
Specify in Canadian Dollars or U.S. Dollars, in an amount permitted by Section 3.1(2).

(3)
Specify (i) in the case of LIBOR Advance one, two, three or six months. Omit for Prime Rate Advances or U.S. Base Rate Advances.

SCHEDULE 3

FORM OF INTEREST RATE ELECTION

[Date]

Canadian Imperial Bank of Commerce
Commercial Banking
Commerce Place
400 Burrard Street, 7th Floor
Vancouver, British Columbia
V6C 3A6

Attention: Rick Gibson

Dear Sirs:

    The undersigned, Power Measurement Ltd. (the "Borrower"), refers to the Multi-Option Credit Facility Agreement dated as of • (the "Credit Agreement", the terms defined therein being used herein as therein defined) among Canadian Imperial Bank of Commerce as Agent, the Lenders which are signatories thereto and the Borrower, and hereby gives you notice pursuant to Section 3.3 of the Credit Agreement of an Interest Rate Election and, in that connection, sets forth below the information relating to such Interest Rate Election as required by Section 3.3(4) of the Credit Agreement:

(a)
The Advance is currently outstanding as [specify type of Advance]. The principal amount of • of such Advance is to be changed into [specify type of Advance] in the principal amount of •.(1)

(b)
The Advance is currently outstanding as a LIBOR Advance. The principal amount of • of such LIBOR Advance is to continue as such for a further Interest Period.(2)

(c)
The date of the change or continuation is •.

(d)
The Interest Period for such LIBOR Advance, commencing on the date of such change or continuation, is to be [specify one, two, three or six months].(3)

Yours truly,
POWER MEASUREMENT LTD.
Per:	Authorized Signing Officer

(1)
Omit (a) in the case of a continuation of a LIBOR Advance for a further LIBOR Interest Period. Specify an amount permitted by Section 3.1(2).

(2)
Omit (b) in the case of a change from one type of Advance to another type of Advance.

(3)
Omit (d) if the type of Advance after any change is not a LIBOR Advance.

SCHEDULE 4

FORM OF DRAWING NOTICE

[Date]

Canadian Imperial Bank of Commerce
Commercial Banking
Commerce Place
400 Burrard Street, 7th Floor
Vancouver, British Columbia
V6C 3A6

Attention: Rick Gibson

Dear Sirs:

    The undersigned, Power Measurement Ltd. (the "Borrower"), refers to the Multi-Option Credit Facility Agreement dated as of  •  (the "Credit Agreement", the terms defined therein being used herein as therein defined) among Canadian Imperial Bank of Commerce as Agent, the Lenders which are signatories thereto and the Borrower, and hereby gives you notice pursuant to Section 4.2 of the Credit Agreement that the Borrower hereby requests a drawing (a "Drawing") under the Credit Agreement, and, in that connection, sets forth below the information relating to such Drawing as required by Section 4.2(1) of the Credit Agreement:

(a)
The date of the Drawing, being a Business Day, is  •  .

(b)
The aggregate Face Amount of Drafts to be accepted is Cdn. $  •  .(1)

(c)
The maturity date for such Drafts is  •  , representing a term to maturity of approximately [one, two, three or six months].

Yours truly,
POWER MEASUREMENT LTD.
Per:	Authorized Signing Officer

(1)
In the case of conversion, insert principal amount and particulars of the type of Advance or other facility to be converted as set out in Schedule 3.

SCHEDULE 5

FORM OF ISSUANCE NOTICE

[Date]

Canadian Imperial Bank of Commerce
Commercial Banking
Commerce Place
400 Burrard Street, 7th Floor
Vancouver, British Columbia
V6C 3A6

Attention: Rick Gibson

Dear Sirs:

    The undersigned,  •  (the "Borrower"), refers to the Multi-Option Credit Facilities Agreement dated as of  •  , 1995 (the "Credit Agreement"), the terms defined therein being used herein as therein defined) among Canadian Imperial Bank of Commerce as Agent, the Lenders which are signatories thereto and the Borrower and hereby gives you notice pursuant to Section 5.2 of the Credit Agreement that the Borrower hereby requests an Issuance under the Credit Agreement, and in that connection set forth below the information relating to such Issuance as required by Section 5.2(1) of the Credit Agreement:

(a)
The Business Day of the Issuance is  •  , 199  •  .

(b)
The Face Amount of the Letter of Credit is [Cdn. $  •  ].

(c)
The expiration date of the Letter of Credit is  •  , 199  •  .

(d)
The purpose of the Letter of Credit is  •  .

(e)
The name and address of the Beneficiary is as follows:  •

    Attached are any documents required by Section 5.4 of the Credit Agreement.

Yours truly,
POWER MEASUREMENT LTD.
Per:	Authorized Signing Officer

SCHEDULE 6

BORROWER'S CERTIFICATE

TO:  CANADIAN IMPERIAL BANK OF COMMERCE (the "Agent")

    The undersigned as [Senior Officer] of Power Measurement Ltd. (the "Borrower") refers to the Multi-Option Credit Facility Agreement (the "Credit Agreement", the terms defined therein being used herein as therein defined) dated as of  •  among the Agent, the Lenders which are signatories thereto and the Borrower and hereby certifies for and on behalf of the Borrower and not in my personal capacity that, to the best of my knowledge having made due inquiry, as of the date of this certificate:

(a)
the Borrower is not in breach of any of the covenants contained in the Credit Agreement (including, without limitation, those contained in Section 9. 1(1)(s) as shown by the calculations set out in Exhibit 1 attached hereto;

(b)
the representations and warranties of the Borrower contained in Article 6 of the Credit Agreement are true and correct as though made on and as of the date hereof;

(c)
there exists no Default or Event of Default (as defined in the Credit Agreement) in respect of the Borrower which is continuing on the date hereof;

(d)
the attached consolidated and unconsolidated balance sheet, statement of earnings and statement of changes in financial position (the "Statements") for each of the Borrower and its Material Subsidiaries for [period] are true and correct in all material respects and the Statements truly and accurately in all material respects set forth in comparative form the figures for [previous period] and the [Financial Year] of each of the Borrower and its Material Subsidiaries to date; and

(e)
the aggregate amount of Outstandings complies with the requirements contained in Section 2.2 as shown by the calculations set out in Exhibit 2 attached hereto.

Dated:
Yours truly,
POWER MEASUREMENT LTD.
	Per:	Name: Office:

SCHEDULE 7

PRICING ADJUSTMENTS

    Interest rate margins set out in Section 3.5 hereof and the Acceptance Fee in respect of Bankers' Acceptances, Drafts or Bankers' Acceptance Equivalent Notes, as the case may be, will be adjusted for both the Operating Facility and the Term Facility with any change in the ratio of the Borrower's Funded Debt to EBITDA for each Financial Quarter of the Borrower as follows:

Funded Debt to EBITDA	Prime Rate Advance margin applied in accordance with Section 3.5(a)	Acceptance Fee margin applied in accordance with Section 4.4	LIBOR Advance margin applied in accordance with Section 3.5(b)	U.S. Base Rate Advance Margin applied in accordance with Section 3.5(c)

greater than or equal to 2.75:1	1.75%	2.75%	2.75%	1.75%
less than 2.75:1 but greater than or equal to 2.0:1	1.15%	2.25%	2.25%	1.25%
less than 2.0:1	0.50%	1.50%	1.50%	0.50%

    All such pricing will be calculated upon receipt by the Lender of the Financial Statements for a Financial Quarter in accordance herewith, shall be based upon the information contained in the Financial Statements and shall be effective only for the Financial Quarter immediately following the Financial Quarter for which Financial Statements are so received to the date in the immediately following Financial Quarter of the Borrower upon which Financial Statements are scheduled to be delivered in accordance with Section 9.1(a)(iii). Changes in such pricing shall become effective three Business Days after receipt by the Lender of the Financial Statements for a Financial Quarter in accordance with Section 9.1(a)(iii). Such pricing for margins in respect of Bankers' Acceptances and LIBOR Advances shall change only upon the expiry of the then existing contracts respecting same.

SCHEDULE 8

PERMITTED ENCUMBRANCES

(a)
Liens for Taxes, assessments or government charges or levies not at the time due and delinquent or the validity of which is being contested at the time by the Borrower or such Material Subsidiary in good faith by proper legal proceedings and in respect of which either:

(i)
security which is adequate in the opinion of the Lenders acting reasonably has been provided to the Agent for and on behalf of the Lenders to ensure the payment of such Taxes, assessments and charges; or

(ii)
the Lenders acting reasonably are of the opinion that such Liens would not have a Material Adverse Effect;

(b)
the Lien of any judgment rendered or claim filed against the Borrower or such Material Subsidiary which the Borrower or such Material Subsidiary shall be contesting in good faith by proper legal proceedings and in respect of which either:

(i)
security which is adequate in the opinion of the Lenders acting reasonably has been provided to the Agent for and on behalf of the Lenders to ensure the payment of such judgment or claim; or

(ii)
the Lenders acting reasonably are of the opinion that such Lien would not have a Material Adverse Effect;

(c)
Liens or privileges imposed by Law such as carriers, warehouseman's, woodworker's, builders, repairer's, mechanics and materialmen's Liens and privileges arising in the ordinary course of business not at the time due or delinquent or which are being contested at the time by the Borrower or such Material Subsidiary in good faith by proper legal proceedings and in respect of which:

(i)
security which is adequate in the opinion of the Lenders acting reasonably has been provided to the Agent for and on behalf of the Lenders to ensure the payment of such Liens or privileges; or

(ii)
the Lenders acting reasonably are of the opinion that such Liens or privileges would not have a Material Adverse Effect;

(d)
undetermined or inchoate Liens incidental to current operations which have not at such time been filed pursuant to Law against the Borrower or such Material Subsidiary or which relate to obligations not due or delinquent;

(e)
restrictions, easements, rights-of-way, servitudes or other similar rights in land or immovable property (including, without limitation, rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by other Persons which in the aggregate do not materially impair the usefulness, in the operation of the Business, of the property subject to such restrictions, easements, rights-of-way, servitudes or other similar rights;

(f)
the right reserved to or vested in any municipality or governmental or other public authority, by the terms of any Authorization acquired by the Borrower or such Material Subsidiary or by any statutory provision, to terminate any such Authorization, or to require annual or other payments as a condition to the continuance thereof;

(g)
the encumbrance resulting from the deposit of cash or securities in connection with any of the Liens referred to in paragraphs (a), (b), (c) or (d) above, or in connection with contracts, tenders, leases, Forest Tenures or expropriation proceedings, or to secure worker's compensation, surety or appeal bonds or costs of litigation when required by Law and public and statutory obligations;

(h)
security given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operations of the Borrower or such Material Subsidiary in the ordinary course of its business;

(i)
the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown;

(j)
title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the property for the purposes for which it is held by the Borrower or such Material Subsidiary;

(k)
Purchase Money Mortgages or Financing Leases in respect of equipment which has an aggregate acquisition cost of less than Cdn. $250,000 and the aggregate acquisition cost of all such equipment subject to Purchase Money Mortgages and Financing Leases incurred or created in any Financial Year, after giving effect to the proposed acquisition, is less than Cdn. $250,000 (which amount shall not be cumulative from one Financial Year of the Borrower to another Financial Year of the Borrower);

(l)
from time to time, any Lien not intentionally created by the Borrower or such Material Subsidiary and covering an asset which the Lenders determine (acting reasonably) not to be required for or integral to the operations of the Business, and in respect of which Lien either (i) the same is discharged or (ii) the Borrower or such Material Subsidiary provides to the Agent for and on behalf of the Lenders such substitute security as the Lenders shall consider satisfactory, in either (i) or (ii) above within 15 days of written notice from the to the Borrower.

SCHEDULE 9

LANDS

PART I—FREEHOLD

2195 Keating Cross Road Saanichton, British Columbia V8M 2A5
PART II—LEASEHOLD
Leasehold Property:	Zaventem Business Park, 1 Karoslaan 5 B-1930 Zaventem Brussels, Belgium
Lessor:	Pripast Real Estate XII 39 14 place Saint-Lambert 1200, Brussels, Belgium

QuickLinks

  EXHIBIT 10.1
TABLE OF CONTENTS
  EXHIBIT 10.1
MULTI-OPTION CREDIT FACILITY AGREEMENT
SCHEDULE 2 FORM OF BORROWING NOTICE [Date]
SCHEDULE 3 FORM OF INTEREST RATE ELECTION [Date]
SCHEDULE 4 FORM OF DRAWING NOTICE [Date]
SCHEDULE 5 FORM OF ISSUANCE NOTICE [Date]
SCHEDULE 6 BORROWER'S CERTIFICATE
SCHEDULE 7 PRICING ADJUSTMENTS
SCHEDULE 8 PERMITTED ENCUMBRANCES
SCHEDULE 9 LANDS